Supplemental Term Sheet

FIXED-RATE MORTGAGE LOAN PROGRAM
MORTGAGE PASS-THROUGH CERTIFICATES

(ISSUABLE IN SERIES)

J.P. MORGAN MORTGAGE ACQUISITION CORP.
Sponsor and Seller

J.P. MORGAN ACCEPTANCE CORPORATION I
Depositor

__________________

Consider carefully the risk factors beginning on page 6 in this supplemental term sheet and on page 6 in the prospectus.

The certificates will represent interests in the issuing entity only and will not represent an interest in, or an obligation of, J.P. Morgan Acceptance Corporation I, J.P. Morgan Mortgage Acquisition Corp., J.P. Morgan Securities Inc. or any other entity.

In addition to reading this supplemental term sheet, you are encouraged to read the accompanying prospectus.

The assets of the issuing entity will primarily consist of a pool or pools of fixed rate, fully amortizing mortgage loans secured by first liens on one- to four-family residential properties.

Principal and interest on the certificates will be payable monthly, beginning on the distribution date specified in the related prospectus supplement.  Credit enhancement for the certificates may consist of subordination and limited cross-collateralization.

The certificates discussed in this supplemental term sheet will be purchased by J.P. Morgan Securities Inc., as underwriter, from J.P. Morgan Acceptance Corporation I, as depositor, and will be offered by the underwriter from time to time for sale to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale.  The underwriter has the right to reject any order.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the certificates or determined if this supplemental term sheet or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Delivery of the offered certificates will be made on the date specified in the related prospectus supplement in book-entry form, except for any residual certificates, which will be delivered in fully registered form.

____________________

JPMORGAN

May 14, 2007

IMPORTANT NOTICE ABOUT THE INFORMATION PRESENTED IN THIS
SUPPLEMENTAL TERM SHEET AND THE ACCOMPANYING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC concerning the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-2499 (collect call) or by emailing Thomas Panagis at thomas.m.panagis@jpmorgan.com.

We tell you about the certificates in three separate documents that progressively provide more detail: (1) the accompanying prospectus, which provides general information, some of which may not apply to your certificates, and (2) this supplemental term sheet, which describes more specifically terms of your certificates and (3) a term sheet distributed along with this supplemental term sheet.  This supplemental term sheet is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this supplemental term sheet, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar supplemental term sheet relating to these securities.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referenced in this communication in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This supplemental term sheet is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this supplemental term sheet and to solicit an indication of your interest in purchasing such securities, when, as and if issued.

The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE ISSUER OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN).  JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

TABLE OF CONTENTS

SUPPLEMENTAL TERM SHEET

SUMMARY

1

RISK FACTORS

6

GLOSSARY OF DEFINED TERMS

12

DESCRIPTION OF THE MORTGAGE POOLS

12

Assignment of the Mortgage Loans

13

STATIC POOL INFORMATION

13

THE ORIGINATORS

13

General

13

General Underwriting Guidelines

14

American Home Mortgage Corp.

15

JPMorgan Chase Bank, National Association

18

DESCRIPTION OF THE CERTIFICATES

22

General

22

Book-Entry Certificates

24

Available Distribution Amount

24

Distributions of Interest

24

Determination of LIBOR

24

Distributions of Principal

25

Priority of Distributions

26

Limited Cross-Collateralization Among the Mortgage Pools in an Aggregate Pool

26

Subordination of the Payment of the Subordinate Certificates

28

Allocation of Losses

28

Reports to Certificateholders

29

Final Scheduled Distribution Date

30

Optional Clean-Up Call

30

Voting Rights

31

THE ISSUING ENTITY

31

THE SERVICERS

35

General

35

AFFILIATES AND RELATED TRANSACTIONS

37

SERVICING OF THE MORTGAGE LOANS

37

YIELD, PREPAYMENT AND WEIGHTED AVERAGE LIFE

44

Yield Considerations

44

Subordination of the Subordinate Certificates

46

LIBOR Certificates

47

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

47

General

47

Additional Considerations for the Cap Certificates

48

The Residual Certificates

50

Other Taxes

51

ERISA MATTERS

51

LEGAL MATTERS

53

RATINGS

53

LEGAL INVESTMENT

55

GLOSSARY OF DEFINED TERMS

55

SUMMARY

This summary highlights selected information from this supplemental term sheet and does not contain all the information that you need to consider in making your investment decision.  Please read this entire supplemental term sheet and the accompanying prospectus carefully for additional information about the certificates.

The offered certificates, except for any residual certificates, will be issued in book-entry form and generally in minimum denominations of $100,000 and integral multiples of $1 in excess thereof.  Any residual certificates will be issued in fully registered definitive form.

The certificates represent ownership interests in an issuing entity which will consist primarily of multiple separate pools of mortgage loans.  Certain of the mortgage pools may be combined together for purposes of limited cross-collateralization and are sometimes referred to in this supplemental term sheet as an “aggregate pool”.  Any mortgage pool not included in an aggregate pool is referred to in this supplemental term sheet as a “segregated pool”.

Generally, with certain limited exceptions discussed at “Limited Cross-Collateralization Among the Mortgage Pools in an Aggregate Pool” below, distributions to a group of certificates related to a mortgage pool will be solely derived from collections on the mortgage loans related to that mortgage pool.  Collections from the mortgage loans in an aggregate pool will be available to make distributions on the related Aggregate Pool Subordinate Certificates.

If there is a mortgage pool that is not included in an aggregate pool, distributions to the certificates (both senior and subordinate) will be derived from collections on the mortgage loans in that mortgage pool.

Solely for purposes of allocating principal distributions and losses with respect to principal among certain groups of certificates, certain mortgage pools will be divided into subgroups.  Generally, with certain limited exceptions discussed at “Limited Cross-Collateralization” below, the certificates related to a subgroup within a mortgage pool will receive payments of principal from collections of principal on the related subgroup.  Each subgroup will consist of the portions of the related mortgage loans which are referred to as “mortgage components.”

ISSUING ENTITY

A trust specified in the related prospectus supplement will issue the certificates.  The trust will be formed pursuant to a pooling and servicing agreement among the depositor, the master servicer, the securities administrator and the trustee.  The certificates solely represent beneficial ownership interests in the issuing entity created under the pooling and servicing agreement and not an interest in, or the obligation of, the depositor or any other person.

THE TRUSTEE

U.S. Bank National Association will act as trustee of the issuing entity under the pooling and servicing agreement.

THE ORIGINATORS

The mortgage loans were originated by American Home Mortgage Corp., the Chase Originators (as defined herein) and by certain other originators that may originate a smaller percentage of the mortgage loans.

We refer you to “Description of the Mortgage Pools” in this supplemental term sheet for more information.

THE SPONSOR AND SELLER

J.P. Morgan Mortgage Acquisition Corp., a Delaware corporation, has previously acquired the mortgage loans from the originators.  On the closing date, J.P. Morgan Mortgage Acquisition Corp., as seller, will sell all of its interest in the mortgage loans to the depositor.

THE DEPOSITOR

On the closing date, J.P. Morgan Acceptance Corporation I, a Delaware corporation, will assign all of its interest in the mortgage loans to the trustee for the benefit of certificateholders.

THE CUSTODIANS

JPMorgan Chase Bank, National Association will maintain custody of the mortgage files relating to certain mortgage loans and The Bank of New York Trust Company, N.A. will maintain custody of the mortgage files relating to certain mortgage loans on behalf of the issuing entity.

THE MASTER SERVICER AND SECURITIES ADMINISTRATOR

Wells Fargo Bank, N.A., a national banking association, will act as master servicer and securities administrator under the pooling and servicing agreement.

THE SERVICERS

JPMorgan Chase Bank, National Association and certain other servicers that may service a smaller percentage of the mortgage loans will each act as a servicer of a portion of the related mortgage loans.

Each servicer will service the mortgage loans originated or acquired by it pursuant to an existing purchase and servicing agreement between such servicer and the seller.  JPMorgan Chase Bank, National Association, as servicer, and Chase Home Finance LLC, as subservicer, may service the mortgage loans originated or acquired by American Home Mortgage Corp. and by certain other originators.  The rights of the seller under these purchase and servicing agreements and servicing agreements will be assigned to the depositor, and the depositor, in turn, will assign such rights to the trustee for the benefit of certificateholders.

We refer you to “The Servicers” and “Servicing of the Mortgage Loans” in this supplemental term sheet for more information.

CUT-OFF DATE

The cut off date is the date after which the issuing entity will be entitled to receive all collections on and proceeds of the mortgage loans, which shall be the first day of the month in which the closing date occurs.

DISTRIBUTION DATE

The 25th day of each month or, if such day is not a business day, the next business day thereafter.  Distributions on each distribution date will be made to certificateholders of record as of the related record date, except that the final distribution on the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the securities administrator.

RECORD DATE

Unless otherwise specified in the related prospectus supplement, the record date for certain classes of certificates will be the last business day of the month preceding the month of a distribution date and for certain other classes of certificates will be the business day immediately preceding the related distribution date.

DISTRIBUTIONS OF INTEREST

On each distribution date, to the extent funds are available from the related mortgage pool or mortgage pools, each class of certificates (other than any principal-only certificates) will be entitled to receive accrued and unpaid interest determined on the basis of the outstanding class principal amount  or class notional amount, as applicable, of such class immediately prior to such distribution date, the applicable certificate interest rate and the related accrual period.

Interest on certain classes of certificates for each accrual period may be calculated and payable on the basis of a 360-day year consisting of twelve 30-day months, and on other classes may be calculated and payable on the basis of a 360-day year consisting of the actual number of days in the related accrual period.

Interest payments will be allocated among certificateholders of a class of certificates entitled to interest on a pro rata basis.

We refer you to “Description of the Certificates — Distributions of Interest” in this supplemental term sheet for more information.

DISTRIBUTIONS OF PRINCIPAL

The amount of principal distributable on the certificates (other than any interest-only certificates) on any distribution date will be determined by (1) formulas that allocate portions of principal payments received on the related mortgage components or mortgage loans, as applicable, among the different classes of certificates and (2) the amount of funds actually received on the related mortgage components or mortgage loans, as applicable, and available to make distributions on the related certificates.  Funds actually received on the mortgage loans may consist of scheduled payments and unscheduled payments resulting from prepayments by borrowers, liquidation of defaulted mortgage loans or repurchases of mortgage loans under the circumstances described in this supplemental term sheet.

On each distribution date, each class of certificates (other than any interest-only certificates) will receive principal payments in accordance with the priorities set forth in “Description of Certificates — Priority of Distributions” in the related prospectus supplement and based on principal collections from the related mortgage components or mortgage loans, as applicable, for the related due period

We refer you to “Description of the Certificates — Distributions of Principal” in this supplemental term sheet and “Description of the Securities – Distributions on Securities” in the prospectus for more information.

FINAL SCHEDULED DISTRIBUTION DATE

The final scheduled distribution date for any class of Certificates is the distribution date in the month following the scheduled maturity date for the latest maturing mortgage loan in the related mortgage pool.  The actual final distribution date of any class of Certificates may be earlier or later, and could be substantially earlier, than such class’s final scheduled distribution date.

LIMITED CROSS-COLLATERALIZATION AMONG THE MORTGAGE POOLS IN AN AGGREGATE POOL

In certain limited circumstances, principal and interest collected on the mortgage components in a subgroup in a pool or the mortgage loans in a pool in an aggregate pool may be applied to pay principal or interest, or both, to the senior certificates related to such pool or aggregate pool but unrelated to that subgroup or pool.

There is no cross-collateralization between the certificates related to an aggregate pool and any mortgage pool that is not included in such aggregate pool.

We refer you to “Description of the Certificates – Limited Cross-Collateralization Among the Mortgage Pools in an Aggregate Pool” in this supplemental term sheet for more information.

OPTIONAL CLEAN-UP REDEMPTION OF THE CERTIFICATES

On any distribution date on or after the distribution date on which the aggregate outstanding principal balance of the mortgage loans in an aggregate pool is less than a percentage specified in the prospectus supplement of the aggregate principal balance of the mortgage loans in such aggregate pool as of the cut off date, the master servicer or a servicer will have the option to purchase all of the mortgage loans in such aggregate pool, thereby causing an early retirement of the certificates related to such aggregate pool.

On any distribution date on or after the distribution date on which the aggregate outstanding principal balance of the mortgage loans in a segregated mortgage pool is less than a percentage specified in the prospectus supplement of the aggregate principal balance of the mortgage loans in such pool as of the cut off date, the master servicer or a servicer will have the option to purchase all of the mortgage loans in such pool, thereby causing an early retirement of the certificates related to that pool.

We refer you to “Description of the Certificates — Optional Clean-Up Redemption of the Certificates” in this supplemental term sheet for more information.

CREDIT ENHANCEMENT

Subordination.  The subordinate classes of certificates related to an aggregate pool or any segregated pool, as applicable, will provide credit enhancement for the related classes of senior certificates.  In addition, each class of related aggregate pool subordinate certificates or segregated pool subordinate certificates, as applicable, with a lower numerical class designation will have a payment priority over each class of related aggregate pool subordinate certificates or segregated pool subordinate certificates, as applicable, with a higher numerical class designation.

If the mortgage loans or mortgage components, as applicable, in any pool or subgroup experience losses, the principal amount of the related subordinate class of certificates that is lowest in seniority and still outstanding will generally be reduced by the amount of those realized losses until the total outstanding principal balance of such class equals zero.

If a loss has been allocated to reduce the principal amount of your class of certificates, you will receive no payment in respect of that reduction.  If the applicable subordination of the related subordinate certificates is insufficient to absorb losses, then the senior certificates relating to the subgroup or pool incurring the realized losses will generally be allocated such losses and may never receive all of their principal payments

Some losses, however, such as special hazard losses, bankruptcy losses, and fraud losses in excess of the amounts set forth in the prospectus supplement (to the extent applicable for such pool), are generally allocated pro rata to each affected class of certificates instead of first being allocated to the related subordinate certificates.  Unlike other realized losses, these excess losses on the mortgage loans will be allocated pro rata among all related classes of certificates.

SERVICING OF THE MORTGAGE LOANS

The master servicer will supervise the performance of each servicer under the related purchase and servicing agreement and the servicing agreements, as applicable.

Under the purchase and servicing agreements and the servicing agreements, the servicers are generally obligated to make monthly advances of cash (to the extent such advances are deemed recoverable), which will be included with mortgage principal and interest collections, in an amount equal to any delinquent monthly payments due on the related mortgage loans on the immediately preceding determination date.  The master servicer will be obligated to make any required advance if a servicer fails in its obligation to do so, to the extent described in this supplemental term sheet.  The master servicer and the servicers will be entitled to reimburse themselves for any such advances from future payments and collections (including insurance or liquidation proceeds) with respect to the related mortgage loans.  However, if the master servicer or the servicers make advances which are determined to be nonrecoverable from future payments and collections on the related mortgage loan, such parties will be entitled to reimbursement for such advances prior to any distributions to certificateholders.

The servicers will also make monthly payments to compensate in part for any shortfall in interest payments on the certificates which results from a mortgagor prepaying a related mortgage loan, up to the amount of its servicing fee for that month.  If the servicers fail to make required payments in respect of such shortfalls, the master servicer will be obligated to reduce a portion of its master servicing fee to the extent necessary to fund any such shortfalls.

We refer you to “Servicing of the Mortgage Loans” in this supplemental term sheet for more detail.

FEES AND EXPENSES

Before payments are made on the certificates, each servicer will be paid a monthly fee equal to a certain percentage of the principal balance of the mortgage loans serviced by that servicer as described under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses; Master Servicing Compensation” in this supplemental term sheet.

Compensation to the securities administrator may consist of investment income on funds held in the distribution account and/or a specified percentage of the outstanding principal balance of each mortgage loan, payable monthly. The securities administrator will pay the trustee fee and the master servicer fee from such income.  Expenses of the servicers, the master servicer, the trustee and the securities administrator may be reimbursed from the issuing entity before payments are made on the certificates.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

For federal income tax purposes, a designated portion of the issuing entity will comprise multiple REMICs: one or more underlying REMICs and a single upper-tier REMIC.  Each underlying REMIC will hold either mortgage loans or uncertificated regular interests and will issue several classes of uncertificated regular interests and a single residual interest.  The upper-tier REMIC will hold as assets regular interests issued by one or more underlying REMICs and will issue the several classes of certificates, which, other than the residual certificates, will represent the regular interests in the upper-tier REMIC (and may be treated as coupled with certain rights and obligations).  The residual certificates will represent ownership of the residual interest in the upper-tier REMIC.

We refer you to “Material Federal Income Tax Consequences” in this supplemental term sheet and in the prospectus for more information.

ERISA MATTERS

Subject to important considerations described under “ERISA Matters” in this supplemental term sheet and “ERISA Considerations” in the accompanying prospectus, the offered certificates, other than the residual certificates, are expected to be eligible for purchase by persons investing assets of employee benefit plans or other retirement arrangements.  The residual certificates will not be eligible for purchase by any such plan or arrangement, except as described herein.

We refer you to “ERISA Matters” in this supplemental term sheet and “ERISA Considerations” in the accompanying prospectus for more information.

LEGAL INVESTMENT

Generally any certificate rated in one of the two highest generic rating categories by at least one nationally recognized statistical rating organization will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, so long as they are rated in one of the two highest generic rating categories by at least one nationally recognized statistical rating organization.  You should consult your legal advisor in determining whether and to what extent the certificates constitute legal investments for you.

There are other restrictions on the ability of certain types of investors to purchase the certificates that prospective investors should consider.

We refer you to “Legal Investment” in the prospectus for more information.

RISK FACTORS

Investors should consider the following factors in connection with the purchase of certificates.  You should also consider the risk factors described in the accompanying prospectus.

Prepayments Are Unpredictable and Affect Yield

The rate of principal distributions and yield to maturity on the certificates will be directly related to the rate of principal payments on the mortgage components or mortgage loans, as applicable, of the related subgroup or pool, in the case of the senior certificates and any segregated pool subordinate certificates, or the related aggregate pool in the aggregate, in the case of aggregate pool subordinate certificates.  Conversely, if interest rates on similar loans rise above the interest rates on the mortgage loans, the rate of prepayment would generally be expected to decrease.

A portion of the mortgage loans may impose a penalty for certain early full or partial prepayments of a mortgage loan.  If a mortgage loan imposes a prepayment penalty and the mortgagor makes a prepayment during a specified period which generally ranges from a minimum of six months to a maximum of five years after origination and the amount of such prepayment is in excess of a certain amount, a penalty is imposed and will be collected to the extent permitted under applicable law.  Prepayment penalties may discourage mortgagors from prepaying their mortgage loans during the penalty period and, accordingly, affect the rate of prepayment of such mortgage loans even in a declining interest rate environment.

The rate of principal payments on mortgage loans is influenced by a wide variety of economic, geographic, social and other factors, including general economic conditions, the level of prevailing interest rates, the availability of alternative financing and homeowner maturity. For example, if interest rates for similar loans fall below the interest rates on the mortgage loans, the rate of prepayment would generally be expected to increase. Conversely, if interest rates on similar loans rise above the interest rates on the mortgage loans, the rate of prepayment would generally be expected to decrease.

We cannot predict the rate at which borrowers will repay their mortgage loans.  See “Risk Factors— Yield is Sensitive to Rate of Principal Prepayment” in the prospectus for a description of the factors that may influence the rate and timing of prepayments on the mortgage loans.

Recent Developments in the Residential Mortgage Market May Adversely Affect the Yields of the Certificates

Recently, the residential mortgage market in the United States has experienced a variety of difficulties and changed economic conditions that may adversely affect the yield on your certificates.  Delinquencies and losses with respect to residential mortgage loans generally have increased in recent months, and may continue to increase, particularly in the subprime sector.  In addition, in recent months housing prices and appraisal values in many states have declined or stopped appreciating, after extended periods of significant appreciation.  A continued decline or an extended flattening of those values may result in additional increases in delinquencies and losses on residential mortgage loans generally, particularly with respect to second homes and investor properties and with respect to any residential mortgage loans whose aggregate loan amounts (including any subordinate liens) are close to or greater than the related property values.

A decline in housing prices may also leave borrowers with insufficient equity in their homes to permit them to refinance, and in addition, many mortgage loans have prepayment premiums that inhibit refinancing.  Borrowers who intend to sell their homes may find that they cannot sell their properties for an amount equal to or greater than the unpaid principal balance of their loans.  These events, alone or in combination, may contribute to higher delinquency rates.

In addition, numerous residential mortgage loan originators that originate subprime mortgage loans have recently experienced serious financial difficulties and, in some cases, bankruptcy.  Those difficulties have resulted in part from declining markets for mortgage loans as well as from claims for repurchases of mortgage loans previously sold under provisions that require repurchase in the event of early payment defaults, or for material breaches of representations and warranties made on the mortgage loans, such as fraud claims.  The financial condition of a mortgage lender may also be adversely affected by the increasing rate of delinquencies and defaults on mortgage loans.

The inability of an originator to repurchase mortgage loans in the event of breaches of representations and warranties may affect the performance of the offered certificates.

The mortgage loans in the trust fund do not include subprime mortgage loans; however, many originators that underwrite prime and Alt/A mortgage loans also underwrite subprime mortgage loans and consequently may have exposure to the subprime mortgage market.  You should consider that the general market conditions discussed above may affect the performance of the mortgage loans and may adversely affect the yield on your certificates.

Rapid prepayments on the mortgage components in the related subgroup will reduce the yield on Interest-Only Certificates.

Payments to the holders of certain interest-only certificates, if any, come only from interest payments on certain mortgage components in a subgroup.  These mortgage components are called premium rate mortgage loans because in general they have the highest mortgage interest rates in that mortgage pool.  In general, the higher the mortgage interest rate is on a premium rate mortgage loan in a subgroup, the more interest such interest-only certificates receive from that mortgage loan.  If mortgage interest rates decline, these premium rate mortgage loans are more likely to be refinanced, and, therefore, prepayments in full on these mortgage loans are more likely to occur.  If the related premium rate mortgage loans prepay faster than expected, you may not fully recover your initial investment.

Interest-only certificates, if any, receive only distributions of interest.  Distributions to the holders of these classes are based on their respective notional amount.  You should fully consider the risks associated with an investment in the interest-only certificates.  If the mortgage components in the related subgroup prepay faster than expected, holders of the interest-only certificates may not fully recover their initial investment.

Slower prepayments on the related mortgage components will reduce the yield on certain Principal-Only Certificates.

Payments to the holders of certain principal-only certificates, if any, come only from principal payments on the discount mortgage components in a subgroup.  In general, the lower the net mortgage rate is on a mortgage component, the more principal such principal-only certificates receive from that mortgage component.  Because holders of such principal-only certificates receive only distributions of principal, they will be adversely affected by slower than expected prepayments on the related mortgage components.  If you are investing in such a principal-only certificate, you should consider that since the discount mortgage components have lower net mortgage rates, they are likely to have a slower prepayment rate than other mortgage loans.

Holding Subordinate Certificates Creates Additional Risks

The protections afforded the senior certificates in this transaction create risks for the subordinate certificates.  Prior to any purchase of subordinate certificates, consider the following factors that may adversely impact your yield:

•

Because the subordinate certificates receive interest and principal distributions after the related senior certificates receive such distributions, there is a greater likelihood that the subordinate certificates will not receive the distributions to which they are entitled on any distribution date.

•

The subordinate certificates are not entitled to a proportionate share of principal prepayments on the related mortgage loans until the beginning of the tenth year after the closing date.  In addition, if certain losses on the mortgage loans exceed stated levels, a portion of the principal distribution payable to classes of subordinate certificates with higher numerical class designations will be paid to those classes of subordinate certificates with lower numerical class designations.

•

If a servicer or the master servicer determines not to advance a delinquent payment on a related mortgage loan because such amount is not recoverable from a mortgagor, there may be a shortfall in distributions on the related certificates which will impact the subordinate certificates.

•

Losses on the mortgage loans will generally be allocated to the subordinate certificates in reverse order of their priority of payment. A loss allocation results in a reduction of a certificate balance without a corresponding distribution of cash to the holder.  A lower certificate balance will also result in less interest accruing on that certificate.

•

The earlier in the transaction that a loss on a mortgage loan occurs and is allocated to a certificate, the greater the impact on the yield of that certificate.

High Balance Mortgage Loans

As of the cut-off date, the principal balances of certain mortgage loans were in excess of $1,000,000.  You should consider the risk that the loss and delinquency experience on these high balance loans may have a disproportionate effect on the related pool.

Mortgage Loans with Interest-only Payments

Certain of the mortgage loans provide for payment of interest at the related mortgage rate, but no payment of principal, for a period of specified number of years following the origination of the related mortgage loan.  Following the applicable interest-only period, the monthly payment with respect to each such mortgage loan will be increased to an amount sufficient to amortize the principal balance of such mortgage loan over its remaining term, and to pay interest at the related mortgage interest rate.

Such interest-only mortgage loans will, absent other considerations, result in longer weighted average lives of the certificates when compared to certificates backed by fully amortizing mortgage loans.  If you purchase a certificate at a discount, you should consider that the extension of its weighted average life could result in a lower yield than would be the case if such mortgage loans provided for payment of principal and interest on every distribution date.  In addition, a borrower may view the absence of any obligation to make a payment of principal during the interest-only term of the mortgage loan as a disincentive to prepayment.

If a recalculated monthly payment as described above is substantially higher than a borrower’s previous interest-only monthly payment, that loan may also be subject to an increased risk of delinquency and loss.

See “Risk Factors — Risks Related to Loans with Interest-Only Payments” in the prospectus for a discussion of the risks related to interest-only mortgage loans.

Simultaneous Second Lien Risk

With respect to a portion of the mortgage loans, at the time of origination of the first lien mortgage loan, the originator also originated a second lien mortgage loan on the same property which is not included in the issuing entity.  With respect to mortgage loans that have second lien mortgage loans encumbering the same mortgaged property, foreclosure frequency may be increased relative to mortgage loans that do not have subordinate financing behind them since mortgagors have less equity in the mortgaged property. In addition, the servicer may declare a default on the second lien loan even though the first lien loan is current, which would constitute a default on the first lien loan. In addition to the mortgage loans discussed above that have simultaneous subordinate financing provided by the originator, with respect to certain other mortgage loans, at the time of origination of the first lien mortgage loan, the related mortgaged property may also be encumbered by a second lien mortgage to a mortgagee other than the originator. Investors should also note that any mortgagor may obtain subordinate financing at any time subsequent to the date of origination of their mortgage loan from the originator or from any other lender.

Servicing Transfers May Increase Delinquencies

Servicing of the mortgage loans originated by certain servicers may be transferred to JPMorgan Chase Bank, National Association after the closing date.  The transfer of servicing of these mortgage loans  may result in a temporary increase in the delinquencies on the transferred mortgage loans.

Your Yield May Be Affected by Changes in Interest Rates

The mortgage interest rate on each mortgage loan will be based on a fixed rate.  Certain Certificates may accrue interest at a certificate interest rate equal to the One-Month LIBOR index plus the related certificate margin, but are subject to a limit and are referred to herein as the “LIBOR Certificates”.  Each class of LIBOR Certificates will be subject to a cap on its interest rate generally equal to the weighted average of the net interest rates of the mortgage loans in the related mortgage pool.  If the mortgage loans with higher mortgage interest rates are prepaid, this may cause the interest rate applicable to a class of LIBOR Certificates to be subject to this cap and to thus accrue less interest than they would accrue if their interest rate was based solely on the One-Month LIBOR index plus the applicable margin.

If the certificate interest rates on the LIBOR Certificates are subject to the limit (described above), the resulting basis risk shortfalls will not be recoverable by the holders of the LIBOR Certificates.

See “Description of the Certificates — Distributions of Interest” in this supplemental term sheet.

Limited Cross-Collateralization Among an Aggregate Pool; Limited Recourse

With very limited exception described in “Description of the Certificates — Limited Cross-Collateralization,” interest and principal on the senior certificates will be allocated based on amounts collected in respect of the mortgage components or mortgage loans, as applicable, in the related mortgage pool.  The mortgage pools will generally not be “cross-collateralized” — interest and principal collections received from the mortgage components or mortgage loans in a mortgage pool will generally only be available for distribution to the related senior certificates and not to the senior certificates related to the other mortgage pools, while collections from all mortgage pools in an aggregate pool will be available to make distributions to the related subordinate certificates.

Because the subordinate certificates related to an aggregate pool represent interests in all mortgage pools in such aggregate pool, the class principal amounts of such subordinate certificates could be reduced to zero as a result of realized losses on the mortgage loans or mortgage components in any mortgage pool in such aggregate pool.  Therefore, the allocation of realized losses on the mortgage loans or mortgage components in any mortgage pool in an aggregate pool to the related aggregate pool subordinate certificates will reduce the subordination provided by such subordinate certificates to all of the classes of senior certificates related to a mortgage pool in such aggregate pool, including the senior certificates related to a mortgage pool in such aggregate pool that did not suffer any losses.  This will increase the likelihood that future realized losses on the mortgage loans or mortgage components in such aggregate pool may be allocated to senior certificates related to a mortgage pool that did not suffer those previous losses.

There is no cross-collateralization between the certificates related to an aggregate pool and any segregated pool.

Neither the certificates nor the assets of the issuing entity will be guaranteed by the depositor, the seller, the master servicer, the servicers, the securities administrator, the trustee or any of their respective affiliates or insured by any governmental agency.  Consequently, if collections on the related mortgage loans are insufficient to make all payments required on the certificates and the protection against losses provided by subordination is exhausted, you may incur a loss on your investment.

Potential Inadequacy of Credit Enhancement

The certificates are not insured by any financial guaranty insurance policy.  The subordination and loss allocation features described in this supplemental term sheet are intended to enhance the likelihood that holders of more senior classes of certificates will receive regular payments of interest and principal, as applicable, but are limited in nature and may be insufficient to cover all losses on the mortgage loans.  None of the depositor, the master servicer, any servicer, the securities administrator, the trustee nor any of their respective affiliates will have any obligation to replace or supplement any credit enhancement or to take any other action to maintain the rating of the certificates.

The amount of any realized losses, other than excess losses, experienced on a mortgage loan will be applied to reduce the principal amount of the class of related subordinate certificates with the highest numerical class designation, until the principal balance of that class has been reduced to zero.  If subordination is insufficient to absorb losses, then holders of more senior related classes will incur realized losses and may never receive all of their principal payments.  After the total class principal amount of related subordinate certificates has been reduced to zero, realized losses on the mortgage components or mortgage loans, as applicable, realized by the related subgroup or pool will reduce the class principal amounts of the related senior certificates.

Furthermore, the subordinate certificates will provide only limited protection against some categories of losses such as special hazard losses, bankruptcy losses and fraud losses up to the amounts specified in the related prospectus supplement.  Any such losses on the mortgage components or mortgage loans, as applicable in a mortgage pool in excess of those amounts will be allocated pro rata among each class of senior certificates (other than any interest-only certificates) related to that mortgage pool and each class of subordinate certificates in the manner set forth in this supplemental term sheet, even if the principal balance of each subordinate class has not been reduced to zero.  You should note that a disproportionate amount of coverage for these types of losses could be experienced by one subgroup which could make certificates related to the other subgroups more likely to suffer a loss.

Concentration of Mortgage Loans Could Adversely Affect Your Investment

A substantial amount of the aggregate principal balance of the mortgage loans are secured by mortgaged properties located in California.  Property in California may be more susceptible than homes located in other parts of the country to some types of uninsurable hazards, such as earthquakes, mudslides, hurricanes, floods, wildfires and eruptions, and civil disturbances such as riots.

Since 2001, California has experienced intermittent energy shortages that have resulted in unpredictable rolling blackouts and higher energy costs. In addition, recently the cost of crude oil reached record highs. These higher energy and fuel costs could reduce the amount of money that the affected obligors have available to make monthly payments. Higher energy costs and blackouts could also cause business disruptions, which could cause unemployment and an economic downturn. Such obligors could potentially become delinquent in making monthly payments or default if they were unable to make payments due to increased energy or fuel bills or unemployment. The issuing entity’s ability to make payments on the certificates could be adversely affected if the related obligors were unable to make timely payments. The depositor cannot predict whether, or to what extent or for how long, such events may occur.

There also may be significant concentrations of mortgage loans in other states.  Consequently, losses and prepayments on the mortgage loans and the resultant payments on the related certificates may be affected significantly by changes in the housing markets and the regional economies in any of these areas and by the occurrence of natural disasters, such as earthquakes, hurricanes, tornadoes, tidal waves, mud slides, fires and floods in these areas.

Hurricanes May Have Affected Mortgaged Properties

Hurricanes, which have struck the Gulf Coast region of the United States during the months of July, August, September and October 2005, may have adversely affected any mortgaged properties located in that area.  The related originator or the seller will make a representation and warranty that each mortgaged property is free of material damage and in good repair as of the closing date.  No assurance can be given as to the effect of this event on the rate of delinquencies and losses on the mortgage loans secured by mortgaged properties that were or may be affected by the hurricanes.  Any adverse impact as a result of this event may be borne by the holders of the certificates, particularly if the related seller fails to repurchase any mortgage loan that breaches this representation and warranty or the damage to a mortgaged property occurs after the closing date.

In addition, we are unable to predict the effect of the hurricanes on the economy in the affected regions.  The full economic impact of the hurricanes is uncertain but may affect the ability of borrowers to make payments on their mortgage loans, the ability of the servicers to make collections on mortgage loans and the level of forbearance afforded by the servicers to borrowers.  Initial economic effects appear to include localized areas of nearly complete destruction of the economic infrastructure and cessation of economic activity, regional interruptions in travel and transportation, tourism and economic activity generally, and nationwide decreases in petroleum availability with a corresponding increase in price.

GLOSSARY OF DEFINED TERMS

A glossary of defined terms used in this supplemental term sheet begins on page 55. Any terms used in this supplemental term sheet but not defined in the glossary are defined in the accompanying prospectus.

DESCRIPTION OF THE MORTGAGE POOLS

None of the Mortgage Loans will be guaranteed by any governmental agency.  Pursuant to the Assignment Agreements, the Seller and the Depositor will assign to the Trustee, on behalf of the Issuing Entity, their respective interests in the underlying Purchase and Servicing Agreements with respect to the Mortgage Loans originally entered into between the Seller and the related Originator.

The Mortgage Loans have been acquired directly or indirectly by the Seller from the Originators in the ordinary course of its business pursuant to the Purchase and Servicing Agreements.  The American Home Mortgage Loans and the Chase Originator Mortgage Loans were underwritten substantially in accordance with the related underwriting criteria specified herein.  All other Mortgage Loans were underwritten substantially in accordance with the underwriting criteria described herein under “The Originators — General Underwriting Guidelines”.  The Servicers will generally service the Mortgage Loans pursuant to their respective Purchase and Servicing Agreements with the Seller, which agreements, as they relate to the Mortgage Loans, have been assigned to the Trustee, on behalf of the Issuing Entity.  JPMCB, as servicer, and CHF, as subservicer, may service certain mortgage loans originated by certain other Originators pursuant to JPMCB’s Servicing Agreement.

All of the Mortgage Loans provide for payments due on the first day of each month.  Due to the provisions for monthly advances by the applicable Servicer, scheduled payments made by the borrowers either earlier or later than the scheduled Due Dates thereof will not affect the amortization schedule or the relative application of such payments to principal and interest.

As of the Cut-off Date, none of the Mortgage Loans will be more than 30-days delinquent.

All Mortgage Loans with Loan-to-Value Ratios greater than 80% at origination that were not supported by a third-party guarantee were covered by a primary mortgage insurance policy.  No assurance can be given that the value of any Mortgaged Property has remained or will remain at the level that existed on the appraisal or sales date.  If residential real estate values generally or in a particular geographic area decline, the Loan-to-Value Ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur with respect to such Mortgage Loan.

The related term sheet and prospectus supplement may contain important information about the mortgage loans in each Pool, including:

•

the Mortgage Rates and the original principal balances of the Mortgage Loans;

•

the Loan-to-Value Ratios of the Mortgage Loans as of the Cut-Off Date;

•

the types of Mortgaged Properties;

•

the geographic distribution by state of the Mortgaged Properties;

•

the weighted average remaining term to maturity of the Mortgage Loans;

•

the original terms to maturity of the Mortgage Loans;

•

the stated owner occupancy status of the Mortgaged Properties when the Mortgage Loans were originated;

•

the mortgagor’s purpose of financing; and

•

the weighted average credit score.

Assignment of the Mortgage Loans

Under the Assignment Agreements, the Seller will sell the Mortgage Loans to the Depositor and the Depositor will sell the Mortgage Loans to the Issuing Entity.  Pursuant to the Assignment Agreements, the Seller will transfer to the Depositor and the Depositor will transfer to the Trustee its rights under the Purchase and Servicing Agreements.  Pursuant to the related Assignment Agreement or Reconstitution Agreement, each Originator will represent that the representations and warranties relating to the origination of the Mortgage Loans originated by it are true and correct as of the date specified in such Assignment Agreement or Reconstitution Agreement.  In addition, pursuant to the Pooling and Servicing Agreement, the Seller will make certain representations, warranties and covenants relating to certain characteristics of the related Mortgage Loans.  An Originator or the Seller will be obligated to purchase or substitute a similar mortgage loan for any Defective Mortgage Loan as described in “The Agreements — Assignment of the Issuing Entity Assets” in the accompanying prospectus and “The Issuing Entity — Representations by Sellers or Originators; Repurchases” in the accompanying prospectus.

Pursuant to a Pooling and Servicing Agreement, on the Closing Date the Depositor will sell, transfer, assign, set over and otherwise convey without recourse to the Trustee, on behalf of the Issuing Entity, all of its rights to the Mortgage Loans and its rights under the Assignment Agreements (including the right to enforce the Originators’ purchase obligations).  The obligations of the Originators and the Seller with respect to the Certificates are limited to their respective obligations to purchase or substitute for Defective Mortgage Loans.

STATIC POOL INFORMATION

The depositor will make available any of the sponsor’s material static pool information as required under the SEC’s rules and regulations.  The static pool information material to this offering of certificates is located at http://www.jpmorgan.com/staticpool/mbs/JPMMT2007-S2.  The static pool information includes (i) information about the original characteristics of each prior securitized pool as of the cut-off date for that pool and (ii) delinquency, loss and prepayment information about each prior securitized pool.

THE ORIGINATORS

General

A portion of the Mortgage Loans were originated by American Home and the Chase Originators.  No other Originator originated more than 10% of the Mortgage Loans in any Aggregate Pool or Segregated Pool.

The Mortgage Loans have been acquired directly or indirectly by the Seller from the Originators in the ordinary course of its business pursuant to the Purchase and Servicing Agreements.  The American Home Mortgage Loans and the Chase Originator Mortgage Loans were underwritten substantially in accordance with the underwriting criteria specified in this section for such Originator.  Any other Mortgage Loans were underwritten substantially in accordance with the underwriting criteria described below under “—General Underwriting Guidelines”.  The information set forth below with respect to American Home and the Chase Originators has been provided by American Home and the Chase Originators, respectively.

General Underwriting Guidelines

Underwriting standards are applied by or on behalf of a lender to evaluate a borrower’s credit standing and repayment ability, and the value and adequacy of the related Mortgaged Property as collateral.  In general, a prospective borrower applying for a loan is required to fill out a detailed application designed to provide to the underwriting officer pertinent credit information.  As part of the description of the borrower’s financial condition, the borrower generally is required to provide a current list of assets and liabilities and a statement of income and expenses, as well as an authorization to apply for a credit report which summarizes the borrower’s credit history with local merchants and lenders and any record of bankruptcy.  In most cases, an employment verification is obtained from an independent source (typically the borrower’s employer), which verification reports, among other things, the length of employment with that organization, the current salary, and whether it is expected that the borrower will continue such employment in the future.  If a prospective borrower is self employed, the borrower may be required to submit copies of signed tax returns.  See “The Issuing Entity—The Loans—Underwriting Standards” in the prospectus.

The mortgagor may also have been required to authorize verifications of deposits at financial institutions where the mortgagor had demand or savings accounts. In the case of investment properties and two  to four unit dwellings, income derived from the mortgaged property may have been considered for underwriting purposes, in addition to the income of the mortgagor from other sources. With respect to mortgaged property consisting of vacation or second homes, no income derived from the property generally will have been considered for underwriting purposes. In the case of certain borrowers with acceptable payment histories, no income will be required to be stated (or verified) in connection with the loan application.

Based on the data provided in the application and certain verification (if required), a determination is made by the original lender that the mortgagor’s monthly income (if required to be stated) will be sufficient to enable the mortgagor to meet its monthly obligations on the mortgage loan and other expenses related to the property such as property taxes, utility costs, standard hazard insurance and other fixed obligations other than housing expenses. Generally, scheduled payments on a mortgage loan during the first year of its term plus taxes and insurance and all scheduled payments on obligations that extend beyond ten months equal no more than a specified percentage of the prospective mortgagor’s gross income. The percentage applied varies on a case by case basis depending on a number of underwriting criteria, including the LTV ratio of the mortgage loan. The originator may also consider the amount of liquid assets available to the mortgagor after origination.

The mortgage loans have been originated under “full” or “alternative,” “reduced documentation,” “stated income/stated assets” or “no income/no asset” programs.  The “alternative,” “reduced,” “stated income/stated assets” and “no income/no asset” programs generally require either alternative or less documentation and verification than do full documentation programs which generally require standard Fannie Mae/Freddie Mac approved forms for verification of income/employment, assets and certain payment histories.  Generally, an “alternative” documentation program requires information regarding the mortgagor’s income (i.e., W-2 forms, tax returns and/or pay stubs) and assets (i.e., bank statements) as does a “full doc” loan, however, alternative forms of standard verifications are used.  Generally, under both “full” and “alternative” documentation programs at least one year of income documentation is provided.  Generally, under a “reduced documentation” program, either no verification of a mortgagor’s stated income is undertaken by the originator or no verification of a mortgagor’s assets is undertaken by the originator.  Reduced doc loans may also include loans having only one year of income verification and loans to mortgagors with acceptable payment histories and credit scores but no information or verification of the mortgagor’s income.  Under a “stated income/stated assets” program, no verification of either a mortgagor’s income or a mortgagor’s assets is undertaken by the originator although both income and assets are stated on the loan application and a “reasonableness test” is applied.  Generally, under a “no income/no asset” program, the mortgagor is not required to state his or her income or assets and therefore, no verification of such mortgagor’s income or assets is undertaken by the originator.  The underwriting for such mortgage loans may be based primarily or entirely on the estimated value of the mortgaged property and the LTV ratio at origination as well as on the payment history and credit score.

These alternative sets of underwriting criteria are designed to facilitate the loan approval process.  Loans underwritten under these programs are generally limited to borrowers who have demonstrated an established ability and willingness to repay the mortgage loans in a timely fashion.  Permitted maximum loan to value ratios under these programs are generally more restrictive than those under the lender’s standard “full” documentation programs.

The adequacy of the mortgaged property as security for repayment of the related mortgage loan will generally have been determined by an appraisal in accordance with pre-established appraisal procedure guidelines for appraisals established by or acceptable to the originator. All appraisals conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and must be on forms acceptable to Fannie Mae and/or Freddie Mac.  Appraisers may be staff appraisers employed by the originator or independent appraisers selected in accordance with pre-established appraisal procedure guidelines established by the originator. The appraisal procedure guidelines generally will have required the appraiser or an agent on its behalf to personally inspect the property and to verify whether the property was in good condition and that construction, if new, had been substantially completed. The appraisal generally will have been based upon a market data analysis of recent sales of comparable properties and, when deemed applicable, an analysis based on income generated from the property or a replacement cost analysis based on the current cost of constructing or purchasing a similar property.  Under some reduced documentation programs, the originator may rely on the original appraised value of the mortgaged property in connection with a refinance by an existing mortgagor.

From time to time, exceptions to a lender’s underwriting policies may be made.  Such exceptions may be made on a loan by loan basis at the discretion of the lender’s underwriter.  Exceptions may be made after careful consideration of certain mitigating factors such as borrower liquidity, employment and residential stability and local economic conditions.

American Home Mortgage Corp.

General

American Home Mortgage Corp. (“American Home”), also referred to in this prospectus supplement as an Originator and in this section as the Originator, is a New York corporation.  The Originator conducts lending through retail and wholesale loan production offices and its correspondent channel as well as its direct-to-consumer channel supported by the Originator’s call center.  The Originator operates more than 550 retail and wholesale loan production offices located in 47 states and the District of Columbia and makes loans throughout all 50 states and the District of Columbia.  The Originator has been originating mortgage loans since its incorporation in 1988, and has been originating fixed-rate mortgage loans since such date. The principal executive offices of the Originator are located at 538 Broadhollow Road, Melville, New York 11747.

The following table reflects the Originator’s originations of first-lien, fixed-rate mortgage loans for the past three years:

	Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006
Number of Loans	59,630	96,953	120,410
Principal Balance	$10,593,252,722	$19,353,121,580	$24,987,132,683

The Originator is not aware of any material legal proceedings pending against it or against any of its property, including any proceedings known to be contemplated by governmental authorities material to the holders of the Certificates.

Underwriting Criteria

The following information generally describes the Originator’s underwriting guidelines with respect to mortgage loans originated pursuant to its “conforming” or “prime” underwriting guidelines and its Alt-A underwriting guidelines.

The mortgage loans have been purchased or originated, underwritten and documented in accordance with the guidelines of Fannie Mae, Freddie Mac, the Federal Housing Administration (FHA), the U.S. Department of Veterans Affairs (VA), the U.S. Department of Agriculture Guaranteed Rural Housing Program (GRH), Ginnie Mae, the underwriting guidelines of specific private investors, and the non-conforming or Alt-A underwriting guidelines established by the Originator. Conforming conventional loans must generally be approved by the Desktop Underwriter and Loan Prospector automated underwriting systems of Fannie Mae and Freddie Mac. FHA and VA loans are generally approved by these same automated underwriting systems.

The Originator’s non-conforming underwriting guidelines are similar to those of the government sponsored enterprises Fannie Mae and Freddie Mac, but these loans are “non-conforming” in that they may not conform to the maximum loan amounts and in some cases to the underwriting guidelines of Fannie Mae and Freddie Mac. These non-conforming loans do not conform to and are not insurable by the Federal Housing Administration nor can they be guaranteed by the U.S. Department of Veterans Affairs.

The Originator’s underwriting philosophy is to weigh all risk factors inherent in the loan file, giving consideration to the individual transaction, borrower profile, the level of documentation provided and the property used to collateralize the debt. These standards are applied in accordance with applicable federal and state laws and regulations.  Exceptions to the underwriting standards may be permitted where compensating factors are present.  In the case of investment properties and two- to four-unit dwellings, income derived from the mortgage property may have been considered for underwriting purposes, in addition to the income of the mortgagor from other sources.  With respect to second homes and vacation properties, no income derived from the property will have been considered for underwriting purposes.  Because each loan is different, the Originator expects and encourages underwriters to use professional judgment based on their experience in making a lending decision.

The Originator underwrites a borrower’s creditworthiness based solely on information that the Originator believes is indicative of the applicant’s willingness and ability to pay the debt they would be incurring.

Non-conforming loans are generally documented to the requirements of Fannie Mae and Freddie Mac, in that the borrower provides the same information on the loan application along with documentation to verify the accuracy of the information on the application such as income, assets, other liabilities, etc. Certain non-conforming stated income or stated asset products allow for less verification documentation than Fannie Mae or Freddie Mac require. Certain non-conforming Alt-A products also allow for less verification documentation than Fannie Mae or Freddie Mac require. For these Alt-A products, the borrower may not be required to verify employment income, assets required to close or both.  For some other Alt-A products, the borrower is not required to provide any information regarding employment income, assets required to close or both.  Alt-A products with less verification documentation generally have other compensating factors such as higher credit score or lower loan-to-value requirements.

The Originator obtains a credit report for each borrower that summarizes each borrower’s credit history. The credit report contains information from the three major credit repositories, Equifax, Experian and TransUnion. These companies have developed scoring models to identify the comparative risk of delinquency among applicants based on characteristics within the applicant’s credit report.  A borrower’s credit score represents a comprehensive view of the borrower’s credit history risk factors and is indicative of whether a borrower is likely to default on a loan. Some of the factors used to calculate credit scores are a borrower’s incidents of previous delinquency, the number of credit accounts a borrower has, the amount of available credit that a borrower has utilized, the source of a borrower’s existing credit, and recent attempts by a borrower to obtain additional credit. Applicants who have higher credit scores will, as a group, have fewer defaults than those who have lower credit scores. The minimum credit score allowed by the Originator non-conforming loan guidelines for these loans is 620 and the average is typically over 700.  For the Originator Alt-A products, the minimum credit score is generally 580. If the borrowers do not have a credit score they must have an alternative credit history showing at least three trade lines with no payments over 60 days past due in the last twelve months.

In addition to reviewing the borrower’s credit history and credit score, the Originator underwriters closely review the borrower’s housing payment history. In general, for non-conforming loans the borrower should not have made any mortgage payments over 30 days after the due date for the most recent twelve months. In general, for Alt-A loans, the borrower may have no more than one payment that was made over 30 days after the due date for the most recent twelve months.

In order to determine if a borrower qualifies for a non-conforming loan, the loans have been either approved by Fannie Mae’s Desktop Underwriter, Freddie Mac’s Loan Prospector automated underwriting systems, a customized form of Fannie Mae’s Desktop Underwriter called Custom Desktop Underwriter, or they have been manually underwritten by the Originator’s underwriters. The Originator’s Alt-A loan products generally have been approved manually by contract underwriters provided by certain mortgage insurance companies or by the Originator’s senior underwriters. The Originator Solutions products must receive an approval from the Assetwise automated underwriting system. For manually underwritten loans, the underwriter must ensure that the borrower’s income will support the total housing expense on an ongoing basis.  Underwriters may give consideration to borrowers who have demonstrated an ability to carry a similar or greater housing expense for an extended period. In addition to the monthly housing expense, the underwriter must evaluate the borrower’s ability to manage all recurring payments on all debts, including the monthly housing expense. When evaluating the ratio of all monthly debt payments to the borrower’s monthly income (debt-to-income ratio), the underwriter should be aware of the degree and frequency of credit usage and its impact on the borrower’s ability to repay the loan. For example, borrowers who lower their total obligations should receive favorable consideration and borrowers with a history of heavy usage and a pattern of slow or late payments should receive less flexibility.

Every mortgage loan is secured by a property that has been appraised by a licensed appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisers perform on-site inspections of the property and report on the neighborhood and property condition in factual and specific terms. Each appraisal contains an opinion of value that represents the appraiser’s professional conclusion based on market data of sales of comparable properties and a logical analysis with adjustments for differences between the comparable sales and the subject property and the appraiser’s judgment. In addition, each appraisal is reviewed for accuracy and consistency by the Originator’s vendor management company or an underwriter of the Originator or a mortgage insurance company contract underwriter.

The appraiser’s value conclusion is used to calculate the ratio (loan-to-value) of the loan amount to the value of the property. For loans made to purchase a property, this ratio is based on the lower of the sales price of the property and the appraised value. The Originator sets various maximum loan-to-value ratios based on the loan amount, property type, loan purpose and occupancy of the subject property securing the loan. In general, the Originator requires lower loan-to-value ratios for those loans that are perceived to have a higher risk, such as high loan amounts, loans in which additional cash is being taken out on a refinance transaction, loans on second homes or loans on investment properties. A lower loan-to-value ratio requires a borrower to have more equity in the property, which is a significant additional incentive to the borrower to avoid default on the loan. In addition, for all loans in which the loan-to-value ratio exceeds 80%, the Originator requires that the loan be insured by a private mortgage insurance company that is approved by Fannie Mae and Freddie Mac. Loans with higher loan-to-value ratios require higher coverage levels.  For example, non-conforming loans with loan-to-value ratios of 85%, 90% and 95% require mortgage insurance coverage of 12%, 25% and 30%, respectively. Alt-A loans with full or alternative documentation and loan-to-value ratios of 85%, 90%, 95% and 97% require mortgage insurance coverage of 12-20%, 25%, 30% and 35%, respectively. Alt-A loans with loan-to-value ratios up to 100% require 35% coverage.

The Originator realizes that there may be some acceptable quality loans that fall outside published guidelines and encourages “common sense” underwriting.  Because a multitude of factors are involved in a loan transaction, no set of guidelines can contemplate every potential situation.   Therefore, each case is weighed individually on its own merits and exceptions to the Originator’s underwriting guidelines are allowed if sufficient compensating factors exist to offset any additional risk due to the exception.

JPMorgan Chase Bank, National Association

General

The Chase Originator Mortgage Loans were originated by or for JPMorgan or its affiliates generally using underwriting guidelines originally established by Chase Home Finance LLC as set forth below.  See “Underwriting Guidelines (other than Chase Originator Mortgage Loans originated using the Alternative A Underwriting Policies)” and “Underwriting Guidelines (Chase Originator Mortgage Loans originated using the Alternative A Underwriting Policies)”.  JPMorgan is a wholly owned bank subsidiary of JPMorgan Chase & Co.  (“JPMorgan Chase”), a Delaware corporation whose principal office is located in New York, New York.  JPMorgan is a commercial bank offering a wide range of banking services to its customers, both domestically and internationally.  It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.

As of December 31, 2006, JPMorgan Chase Bank, National Association, had total assets of $1,179.4 billion, total net loans of $416.7 billion, total deposits of $650.6 billion, and total stockholder’s equity of $96.0 billion.  These figures are extracted from JPMorgan’s unaudited Consolidated Reports of Condition and Income as of December 31, 2006, which are filed with the Federal Deposit Insurance Corporation.

Prior to January 1, 2005, JPMorgan formed Chase Home Finance LLC (“CHF”), a wholly-owned, Delaware limited liability company.

CHF acquired the Chase Originator Mortgage Loans originated by or for JPMorgan or its affiliates after the origination.  JPMorgan (or a predecessor in interest) or its affiliates have been originating or acquiring mortgage loans for over 50 years and have been originating or acquiring mortgage loans similar to the Chase Originator Mortgage Loans at least since 1998.  JPMorgan and its affiliates originated approximately $94.6 billion, $85.4 billion and $ 74.1 billion in mortgage loans during 2004, 2005 and 2006, respectively.  As of March 31, 2007 JPMorgan had originated $31.1 billion of mortgage loans during 2007.

Underwriting Guidelines (other than Chase Originator Mortgage Loans originated using the Alternative A Underwriting Policies).  The following is a description of the underwriting policies customarily employed with respect to certain residential mortgage loans which JPMorgan or an affiliate originated during the period of origination of the Chase Originator Mortgage Loans.  The Chase Originators have represented to the Seller that, except for certain of these Chase Originator Mortgage Loans, such Chase Originator Mortgage Loans were originated generally in accordance with such policies. The Depositor believes that such Chase Originator Mortgage Loans subject to the exception in the previous sentence were originated generally in accordance with the underwriting guidelines set forth under the heading “The Originators—General Underwriting Guidelines” in this supplemental term sheet.  References to Chase Originator Mortgage Loans in this subsection refer to the Chase Originator Mortgage Loans originated or acquired by the Chase Originators in accordance with the underwriting guidelines described below.

Such Chase Originator Mortgage Loans were originated in a manner generally consistent, except as to loan amounts, with Fannie Mae or Freddie Mac published underwriting guidelines.  Therefore, each Chase Originator Mortgage Loans originated in such a manner should generally meet the credit, appraisal and underwriting standards described in such published underwriting guidelines, except for the original principal balances of such Chase Originator Mortgage Loans.  Initially, a prospective borrower is required to fill out an application designed to provide pertinent information about the borrower’s assets, liabilities, income and credit, the property to be financed and the type of loan desired. A three-file merged credit report for each borrower is obtained, which summarizes each repository’s credit score, credit history and depth, and any derogatory public records.  The middle of three credit scores is used if there is a single applicant and the lower of both middle credit scores is used if there are joint applicants.  In addition, employment, income and assets are verified. Self-employed prospective borrowers are generally required to submit their federal income tax returns for the last two years and in certain cases a separate statement of income and expenses is independently verified by a third party.

Once the necessary information is received, a determination is made as to whether the prospective borrower has sufficient monthly income available to meet the borrower’s monthly obligations on the proposed loan and other expenses related to the residence (such as property taxes and insurance) as well as to meet other financial obligations and monthly living expenses. For loans with a loan-to-value ratio of 80% or less, lending guidelines require that all current fixed obligations of the borrower (including mortgage payments based on  mortgage rates at the time of the application and other expenses related to the residence) generally may not exceed 40% of the borrower’s gross income in the case of a borrower with income of under $75,000, 42% of the borrower’s gross income in the case of a borrower with income of between $75,000 and $150,000 and 44% of the borrower’s gross income in the case of a borrower with income in excess of $150,000. For interest-only mortgage loans with a loan-to-value ratio between 80.01% and 95%,  lending guidelines require that the mortgage payments (based on mortgage rates at the time of application) plus applicable real property taxes, any common charges (such as Home Owner’s Association Fees or Co-op charges) and hazard insurance, as well as all other monthly obligations (revolving debt, car payments, etc.), generally may not exceed 40% of the borrower’s gross income.  For fixed rate fully amortizing mortgage loans with a loan-to-value ratio greater than or equal to 80.01% with a Minimum Credit Risk Score of 620 - 660, lending guidelines require that all current fixed obligations of the borrower (including mortgage payments, based on  mortgage rates at the time of application and other expenses related to the residence) generally may not exceed 36% of the borrower’s gross income.  For fixed rate fully amortizing mortgage loans with a loan-to-value ratio greater than or equal to 80.01%, with a Minimum Credit Risk Score greater than 660, lending guidelines require that all current fixed obligations of the borrower (including mortgage payments, based on  mortgage rates at the time of application, and other expenses related to the residence) generally may not exceed 40% of the borrower’s gross income.  Other credit considerations may cause a departure from these guidelines in certain cases.  Where there are two individuals signing the mortgage note, the income and debts of both are included in the computation.

 “Reduced Documentation” program Chase Originator Mortgage Loans were originated under the “no ratio” or “no income verification” guidelines. Under the “no ratio” guidelines, no income is stated or verified but source(s) of income and employment are verified; under the “no income verification” guidelines, income is stated but not verified, however employment is verified; assets are verified in the case of both such guidelines.

 For “Signature Series Streamlined—Refinance” program Chase Originator Mortgage Loans, verification and documentation of application information is reduced for borrowers who refinance fully amortizing mortgage loans serviced by CHF or JPMorgan.  In order to qualify for this refinance program, the borrower must have demonstrated overall creditworthiness as defined in the program guides.  In addition, a documented servicing record with respect to such borrower of at least 24 months must be available.  If there are multiple lenders during such 24 month period, CHF or JPMorgan must have been the servicer for at least the most recent 12 months.

For “No Doc” program Chase Originator Mortgage Loans, no employment information, sources of income, income amount or assets are disclosed.  Additionally, employment verification is not required.  The underwriting for such mortgage loans is based primarily or entirely on a stronger credit profile (evidenced by a higher minimum FICO credit risk score), a lower maximum product limit and additional due diligence performed on the collateral.

The “Stated Income Stated Asset” program (which is sometimes referred to as “Simply Signature”) is a “reactive” program.  While income and assets are not verified, eligibility and approval are determined by an automated underwriting system and are based on a stronger borrower credit history and profile.

An appraisal (which in certain circumstances may be a confirmation of an existing appraisal) is required for each property to be financed. The appraisal is conducted by an independent fee appraiser who estimates the mortgaged property’s market value. The independent appraisers do not receive any compensation dependent upon either the amount of the loan or its consummation. In normal practice, the lower of purchase price or appraised value determines the maximum amount which will be advanced against the property.  For certain jumbo loans in high value markets, the lower value of two appraisals would be used if certain dollar amounts and loan-to-value thresholds are exceeded.  An automated valuation model may be used instead of an independent fee appraiser.

Underwriting Guidelines (Chase Originator Mortgage Loans originated using the Alternative A Underwriting Policies).  The following is a description of the underwriting policies customarily employed with respect to certain residential mortgage loans which JPMorgan or an affiliate originated during the period of origination of the Chase Originator Mortgage Loans.  The Chase Originators have represented to the Seller that, except for certain of these Chase Originator Mortgage Loans, such Chase Originator Mortgage Loans were originated generally in accordance with such policies. The Depositor believes that such Chase Originator Mortgage Loans subject to the exception in the previous sentence were originated generally in accordance with the underwriting guidelines set forth under the heading “The Originators—General Underwriting Guidelines” in this supplemental term sheet.  References to Chase Originator Mortgage Loans in this subsection refer to the Chase Originator Mortgage Loans originated or acquired by the Chase Originators in accordance with the underwriting guidelines described below.

Such Chase Originator Mortgage Loans were not originated in a manner generally consistent with Fannie Mae or Freddie Mac published underwriting guidelines and were originated using underwriting policies (the “Alternative A Underwriting Policies”) that are different from and, in certain respects, less stringent than the general underwriting policies JPMorgan and its affiliates during the period of origination of the Chase Originator Mortgage Loans.  For example, such Chase Originator Mortgage Loans include mortgage loans secured by non-owner occupied properties, mortgage loans made to borrowers whose income is not required to be provided or verified, mortgage loans with higher loan-to-value ratios or mortgage loans made to borrowers whose ratios of debt service on the mortgage loans to income and total debt service on borrowings to income are higher than for such other programs, or mortgage loans made to international borrowers. Other examples include mortgage loans secured by shares in cooperative housing corporations, “condotels,” smaller or larger or otherwise unusual parcels of land and mortgage loans with higher loan-to-value ratios than in such other programs.  The inclusion of such Chase Originator Mortgage Loans may present certain risks that are not present in such other programs.

Under the Alternative A Underwriting Policies, the borrower is required to complete an application designed to provide pertinent credit information concerning the borrower. As part of the description of the borrower’s financial condition, each borrower is required to furnish information (which may have been supplied solely in such application) with respect to its assets, liabilities, income (except as described below), credit history and employment history, and to furnish an authorization to apply for a credit report which summarizes the borrower’s credit history with local merchants and lenders and any record of bankruptcy. The borrower may also be required to authorize verifications of deposits at financial institutions where the borrower had demand or savings accounts. In the case of non-owner occupied properties, income derived from the mortgaged property may be considered for underwriting purposes. With respect to mortgaged property consisting of a vacation or second home, generally no income derived from the property is considered for underwriting purposes.

Pursuant to the “Streamlined Refinance Program,” borrowers for whom JPMorgan or an affiliate currently services their mortgage are eligible for reduced verification and documentation of application information on a refinance or purchase transaction. In order to qualify for this program, the borrower’s most recent 12 month mortgage history (24 months for purchase transactions) with JPMorgan or an affiliate must document that the account has been paid as agreed with no delinquency greater than 30 days past due. Additional credit history is generally not required, except with respect to certain transaction such as 2-4 units, refinances of government insured loans, and purchase transactions, which require standard credit history documentation. The property value on a refinance may have been established by validation that the original value has not declined. The property value for a purchase transaction always follows standard documentation requirements. Income and assets as stated on the application generally do not require verification. Debt ratios generally are not required.

“Reduced Documentation” program Chase Originator Mortgage Loans were originated under the “no ratio” or “no income verification” guidelines. Under the “no ratio” guidelines, no income is stated or verified but source(s) of income and employment are verified; under the “no income verification” guidelines income is stated but not verified, however employment is verified; assets are verified in the case of both such guidelines.

For ChaseFlex Stated program Chase Originator Mortgage Loans (also known as Proactive “SISA” program Mortgage Loans or Stated Income/Stated Asset program Mortgage Loans), verification of the income and assets, as stated on the application, is not required. The underwriting for such mortgage loans requires AUS approval and is based entirely on stronger credit profile and lower loan-to-value ratio requirements.

For “No Doc” program Chase Originator Mortgage Loans, no employment information, sources of income, income amount or assets are disclosed. Additionally, employment verification is not required. The underwriting for such mortgage loans are based primarily or entirely on a stronger credit profile (evidenced by a higher minimum FICO credit risk score), a lower maximum product limit and additional due diligence performed on the collateral.

The Chase Originator Mortgage Loans originated using Alternative A Underwriting Policies described above may experience greater rates of delinquency, foreclosure and loss than mortgage loans required to satisfy more stringent underwriting standards.

An appraisal (which in certain circumstances may be a confirmation of an existing appraisal) is required for each property to be financed. The appraisal is conducted by an independent fee appraiser.  The person conducting the appraisal estimates the mortgaged property’s market value on the basis of comparable properties.  The independent appraisers do not receive any compensation dependent upon either the amount of the loan or its consummation. In normal practice, the lower of purchase price or appraised value determines the maximum amount which will be advanced against the property.  For refinances, generally the appraised value would be used.  An automated valuation model may be used instead of an independent fee appraiser.

From time to time, exceptions and/or variances to the non Alternative A Underwriting Policies and the Alternative A Underwriting Policies may be made.  Such exceptions and/or variances may be made only if specifically approved on a loan-by-loan basis by certain credit and-underwriting personnel who have the authority to make such exceptions and/or variances. Exceptions and/or variances may be made only after careful consideration of certain mitigating factors such as borrower capacity, liquidity, employment and residential stability and local economic conditions.

A search of the liens of record to which the property being financed is subject at the time of origination is obtained.  Title insurance is required in the case of all mortgage loans.

DESCRIPTION OF THE CERTIFICATES

General

On the Closing Date the Certificates will be issued pursuant to the Pooling and Servicing Agreement.  Set forth below are summaries of the specific terms and provisions of the Pooling and Servicing Agreement.  The following summaries are subject to, and are qualified in their entirety by reference to, the provisions of the Pooling and Servicing Agreement.

The Certificates will be issued in the initial Class Principal Amounts set forth in the related  prospectus supplement.  The initial Class Principal Amounts of each class may be increased or decreased by up to 5% to the extent that the Stated Principal Balance of the Mortgage Loans is increased or decreased as described at “Description of the Mortgage Pools.”

The Offered Certificates (other than the residual certificate) will generally be issued in minimum denominations of $100,000 and integral multiples of $1 in excess thereof.  The residual certificate will be issued as a single instrument in fully registered, definitive form, representing the entire principal amount of such Certificate.

The Certificates represent beneficial ownership interests in the Issuing Entity, the assets of which on the Closing Date will consist primarily of (1) the Mortgage Loans; (2) such assets as from time to time are identified as deposited in respect of the Mortgage Loans in the Custodial Accounts and the Distribution Account (see “— Payments on Mortgage Loans; Accounts” below); (3) the Issuing Entity’s rights under the Assignment Agreements; (4) property acquired by foreclosure of the Mortgage Loans or deed in lieu of foreclosure; (5) any applicable insurance policies; and (6) the proceeds of all of the foregoing.

Solely for purposes of determining distributions of interest and principal on the Senior Certificates, the Senior Certificates will be divided into Certificate Groups relating to their applicable Mortgage Pool.

The Subordinate Certificates may be classified as follows:

AGGREGATE POOL SUBORDINATE CERTIFICATES: Distributions of interest and principal on the Aggregate Pool Subordinate Classes will be based solely on interest and principal, as applicable, received on, or advanced with respect to the Mortgage Loans in the related Aggregate Pool.

SEGREGATED POOL SUBORDINATE CERTIFICATES: Distributions of interest and principal on the Segregated Pool Subordinate Classes will be based solely on interest and principal, as applicable, received on, or advanced with respect to, the Segregated Pool Mortgage Loans.

Distributions on the Certificates will be made by the Securities Administrator, on behalf of the Trustee, on each Distribution Date, to the persons in whose names such Certificates are registered on the related Record Date.

Payments on each Distribution Date will be made by check mailed to the address of the Certificateholder entitled thereto as it appears on the applicable certificate register or, in the case of a Certificateholder who holds any residual certificate or who holds Certificates with an aggregate initial Class Principal Amount of $1,000,000 or more and who has so notified the Securities Administrator in writing in accordance with the Pooling and Servicing Agreement, by wire transfer in immediately available funds to the account of such Certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final payment in retirement of the Certificates will be made only upon presentment and surrender of such Certificates at the Corporate Trust Office of the Securities Administrator.  See “Description of the Certificates— Book–Entry Certificates” in the supplemental term sheet for the method of payment to Beneficial Owners of Book-Entry Certificates.

Book-Entry Certificates

The Offered Certificates will be Book-Entry Certificates. For a description of the procedures generally applicable to the Book-Entry Certificates, see “Description of the Securities — Book-Entry Registration of Securities” in the accompanying prospectus.

Available Distribution Amount

Distributions of interest and principal on the Certificates will be made on each Distribution Date from the Available Distribution Amount of the related Mortgage Pool, in the case of the Senior Certificates and the Segregated Pool Subordinate Certificates and from the Available Distribution Amount of all Mortgage Pools in the related Aggregate Pool, in the case of Aggregate Pool Subordinate Certificates, in the order of priority set forth below at “— Priority of Distributions.”

Distributions of Interest

General.  On each Distribution Date, each class of Certificates (other than any Principal-Only Certificates) will be entitled to the related Interest Distribution Amount.  For each Distribution Date and each related Accrual Period, interest on certain classes of Certificates may be calculated and payable on the basis of a 360-day year consisting of twelve 30-day months, and interest on other classes may be calculated and payable on the basis of a 360-day year consisting of the actual number of days in each accrual period.

The Current Interest for each class of Certificates for any Distribution Date will be reduced by the amount of Net Interest Shortfalls experienced by the related Pool or Pools.  Net Interest Shortfalls for a Pool on any Distribution Date will be allocated among all classes of Senior Certificates of the related Certificate Groups and all classes of related Subordinate Certificates proportionately based on (i) in the case of the Senior Certificates, Current Interest otherwise distributable thereon on such Distribution Date and (ii) in the case of Aggregate Pool Subordinate Certificates, interest accrued on their Apportioned Principal Balances, in each case before taking into account any reductions in such amounts from Net Interest Shortfalls for that Distribution Date.

If on a particular Distribution Date, there is an Interest Shortfall, interest will be distributed on each Certificate of equal priority within a Certificate Group based on the pro rata amount of interest it would otherwise have been entitled to receive in the absence of such shortfall.  Any unpaid interest amount will be carried forward and added to the amount which holders of each such class of Certificates will be entitled to receive on the next Distribution Date.  An Interest Shortfall could occur, for example, if losses realized on the Mortgage Loans in that Mortgage Pool were exceptionally high or were concentrated in a particular month.  Any unpaid interest amount so carried forward will not bear interest.

Determination of LIBOR

The annual certificate interest rates of any LIBOR Certificates are based upon One-Month LIBOR as quoted on Telerate Page 3750 as of 11:00 A.M., London time, on the LIBOR Determination Date.  If the rate does not appear on Telerate Page 3750, or if the service is no longer offered, or any other service for displaying One-Month LIBOR or comparable rates as may be selected by the Securities Administrator, the rate will be the reference bank rate.  The reference bank rate will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the reference banks, which shall be three major banks that are engaged in transactions in the London interbank market, selected by the Securities Administrator, as of 11:00 a.m., London time, on the day that is two LIBOR Business Days prior to the immediately preceding Distribution Date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the aggregate Class Principal Amount of the LIBOR Certificates.  The Securities Administrator will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two quotations are provided, the rate will be the arithmetic mean of the quotations.  If on the related date fewer than two quotations are provided, the rate will be the arithmetic mean of the rates quoted by one or more major banks in New York City, selected by the Securities Administrator, as of 11:00 a.m., New York City time, on such date for loans in U.S. Dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Class Principal Amount of the LIBOR Certificates.  If no quotations can be obtained, the rate will be One-Month LIBOR for the prior Distribution Date.  The Securities Administrator’s calculation of One-Month LIBOR and the resulting Certificate Interest Rate on any class of LIBOR Certificates with respect to any Distribution Date shall be final and binding in the absence of manifest error.

Distributions of Principal

General.  All payments and other amounts received in respect of principal of the Mortgage Loans in an Aggregate Pool or the Segregated Pool, as applicable, may be allocated between the related Senior Certificates and the related Subordinate Certificates as follows:

Senior Principal Distribution Amount.  On each Distribution Date, the related Mortgage Pool’s Available Distribution Amount remaining after the payment of the applicable Interest Distribution Amount for the related Certificate Group will be distributed as principal on the Senior Certificates (other than any Interest-Only Certificates) of such Certificate Group, up to the related Senior Principal Distribution Amount.  The Senior Principal Distribution Amount may, in part, be based on the Senior Prepayment Percentage for such Distribution Date for such Certificate Group, which generally allocates a disproportionate amount of unscheduled payments of principal to the Senior Certificates of a Certificate Group for the first nine years beginning with the first Distribution Date.   This would have the effect of accelerating the amortization of such Senior Certificates while, in the absence of Realized Losses, increasing the interest evidenced by the related Subordinate Certificates in the principal balance of the related Aggregate Pool or the Segregated Pool, as applicable.  Increasing the interest of the related Subordinate Certificates relative to that of the Senior Certificates of a related Certificate Group is intended to preserve the availability of the subordination provided by the related Subordinate Certificates.

Subordinate Principal Distribution Amount:  Except as provided in the next paragraph, from the Available Distribution Amount remaining after the payment of interest and principal to the related Senior Certificates and any related Subordinate Certificate ranking in higher priority, each class of Subordinate Certificates will be entitled to receive on each Distribution Date, first, payments in respect of interest and second, its pro rata share of the related Subordinate Principal Distribution.  Distributions of principal with respect to the Subordinate Certificates will be made on each Distribution Date sequentially to the classes of Subordinate Certificates in order of their numerical class designations until each such class has received its pro rata share for that Distribution Date.  Distributions of each such class’ share of the related Subordinate Principal Distribution will be made only after payments of interest and principal to each related class ranking senior to such class, and interest to such class, have been paid.  See “— Priority of Distributions.”

With respect to each class of Subordinate Certificates, if on any Distribution Date the sum of the Class Subordination Percentage of that class and the aggregate Class Subordination Percentages of all classes of Subordinate Certificates which have higher numerical class designations than that class is less than the Applicable Credit Support Percentage for that class on the date of issuance of the Certificates, no distribution of principal prepayments from the related Mortgage Loans will be made to any such classes and the amount otherwise distributable to those classes in respect of principal prepayments will be allocated among any classes of related Subordinate Certificates having lower numerical class designations than such class, pro rata, based upon their respective Class Principal Amounts, and distributed in the order described above.

Priority of Distributions

On each Distribution Date, the Available Distribution Amount from (a) the related Mortgage Pool (in the case of the Senior Certificates and the Segregated Pool Subordinate Certificates) and (b) all Mortgage Pools in the related Aggregate Pool (in the case of Aggregate Pool Subordinate Certificates) will be allocated among the related classes of Senior Certificates and Subordinate Certificates in the order of priority set forth in the related prospectus supplement.

On each Distribution Date on and after the Credit Support Depletion Date, the Available Distribution Amount for the Mortgage Pools in an Aggregate Pool will be combined and distributed to the remaining related classes of Certificates, first, to pay the Interest Distribution Amount and any accrued but unpaid Interest Shortfalls; second, to pay principal, on a pro rata basis (on the basis of their Class Principal Amounts), on the related Certificates; and third, to the residual certificate, any remaining Available Distribution Amount from such Mortgage Pools.

Please see the additional materials for a further description of the characteristics of the Certificates.

Limited Cross-Collateralization Among the Mortgage Pools in an Aggregate Pool

The priority of distributions in an Aggregate Pool described above in “— Priority of Distributions” will be subject to change if a Mortgage Pool in such Aggregate Pool is either subject to rapid prepayments or disproportionately high Realized Losses, as described below.

a.  Cross-Collateralization Due to Rapid Prepayments in a Mortgage Pool.  The priority of distributions in an Aggregate Pool will change in the case where a Mortgage Pool in such Aggregate Pool is experiencing rapid prepayments provided all the following conditions are met:

•

the aggregate Class Principal Amount of the Senior Certificates related to a Mortgage Pool (other than the related Principal-Only Certificates) has been reduced to zero;

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there are still related Aggregate Pool Subordinate Certificates outstanding; and

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either (i) the related Aggregate Pool Subordinate Percentage on that date is less than 200% of the related Aggregate Pool Subordinate Percentage as of the Closing Date or (ii) the outstanding principal balance of the Mortgage Components or Mortgage Loans, as applicable, in a Mortgage Pool in such Aggregate Pool, delinquent 60 days or more (including, for this purpose, loans in REO, foreclosure or bankruptcy status) averaged over the last six months, as a percentage of such Mortgage Pool’s Subgroup Subordinate Amount or Pool Subordinate Amount, as applicable, is greater than or equal to 50%.

When all of these three conditions are satisfied, all principal received or advanced with respect to a Due Period and the Mortgage Components or Mortgage Loans, as applicable, in the Mortgage Pool relating to the Certificate Group that has been paid in full, will be applied on the related Distribution Date as a distribution of principal to the remaining Senior Certificates (other than the related Principal-Only Certificates) of such other Certificate Groups (pro rata, on the basis of the aggregate Class Principal Amount of such Senior Certificates of such Certificate Groups), rather than applied as a principal distribution to the related Aggregate Pool Subordinate Certificates.  Such principal would be distributed on the related Distribution Date in the same priority as those Senior Certificates would receive other distributions of principal.

b.  Cross-Collateralization Due to Disproportionate Realized Losses in a Mortgage Pool.  Realized Losses of a Mortgage Pool in an Aggregate Pool are allocated generally to the related Aggregate Pool Subordinate Certificates and not just to the portion of the related Aggregate Pool Subordinate Certificates representing an interest in the Mortgage Pool that incurred the loss.  Therefore, if Realized Losses of any Mortgage Pool in an Aggregate Pool that are allocated to the related Aggregate Pool Subordinate Certificates exceed the related Pool Subordinate Amount or Subgroup Subordinate Amount, as applicable, the principal balance of the Mortgage Components or Mortgage Loans, as applicable, of that Mortgage Pool will be less than the Class Principal Amount of the related Senior Certificates (other than the related Principal-Only Certificates).  That is, the principal balance of Mortgage Components or Mortgage Loans, as applicable, in that Mortgage Pool will be less than the Class Principal Amount of the Senior Certificates (other than the related Principal-Only Certificates) being supported by that collateral and, therefore, the related Certificate Group is “undercollateralized.”  In that situation, payments on the Mortgage Components or Mortgage Loans, as applicable, in such other Mortgage Pool in such Aggregate Pool will be used to make interest and then principal distributions to the Senior Certificates related to the undercollateralized Certificate Group (other than the related Principal-Only Certificates) to the extent described below.

If, on any Distribution Date, any Mortgage Pool in an Aggregate Pool is an Undercollateralized Group and any Mortgage Pool in such Aggregate Pool is an Overcollateralized Group, then until the occurrence of the applicable Credit Support Depletion Date, the priority of distributions for such Aggregate Pool described in this supplemental term sheet under “— Priority of Distributions” will be altered as follows:

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the Available Distribution Amount for an Overcollateralized Group, to the extent remaining following distributions of interest and principal to the related Senior Certificates (as applicable) of that Certificate Group will be paid in the following priority:  (1) first, such amount, up to the Total Transfer Amount for that Undercollateralized Group will be distributed first to the Senior Certificates (other than the Principal-Only Certificates) related to the Undercollateralized Group in payment of accrued but unpaid interest, if any, and then to those Senior Certificates (other than the related Principal-Only Certificates) as principal, in the same order and priority as they would receive other distributions of principal; and (2) second, any remaining amount will be distributed to the related Aggregate Pool Subordinate Certificates pursuant to the priorities under “Description of Aggregate Pool Certificates— Priority of Distributions” in the related prospectus supplement.

If more than one Certificate Group related to a Mortgage Pool in an Aggregate Pool on any Distribution Date is entitled to Transfer Payments, such Transfer Payments shall be allocated among such Certificate Groups, pro rata, on the basis of the amount by which the aggregate Class Principal Amount of the related Senior Certificates (other than the related Principal-Only Certificates) immediately prior to such Distribution Date is greater than the aggregate Stated Principal Balance of the Mortgage Components or Mortgage Loans (less the applicable Class PO Fraction of any Class PO Mortgage Component or Class PO Mortgage Loan, as applicable) in the related Mortgage Pool.  If more than one Certificate Group on any Distribution Date is required to make Transfer Payments, such Transfer Payments shall be allocated among such Certificate Groups, pro rata, on the basis of the Class Principal Amount of the related Senior Certificates (other than the related Principal-Only Certificates).

The payment of interest to the Certificates related to the Undercollateralized Group from the interest collected on an Overcollateralized Group may cause a shortfall in the amount of principal and interest otherwise distributable to the related Aggregate Pool Subordinate Certificates.

Subordination of the Payment of the Subordinate Certificates

The rights of the holders of the Subordinate Certificates to receive payments with respect to the Mortgage Loans will be subordinated to the rights of the holders of the related Senior Certificates and the rights of the holders of each related class of Subordinate Certificates (other than the most senior class of related Subordinate Certificates) to receive such payments will be further subordinated to the rights of the related class or classes of Subordinate Certificates with lower numerical class designations, in each case only to the extent described in this supplemental term sheet.  The subordination of the Subordinate Certificates to the related Senior Certificates and the further subordination among the related Subordinate Certificates is intended to provide the Certificateholders having higher relative payment priority with protection against Realized Losses.

Allocation of Losses

Allocation of Losses – General

In determining whether a Realized Loss is a loss of principal or of interest, Liquidation Proceeds and other recoveries on a Mortgage Loan will be applied first to outstanding expenses incurred with respect to such Mortgage Loan, then to accrued, unpaid interest, and finally to principal.

Modifications of the terms of a Mortgage Loan can result from a bankruptcy proceeding, including a Deficient Valuation or a Debt Service Reduction.  However, none of these bankruptcy proceedings shall be considered a Debt Service Reduction or Deficient Valuation so long as the Master Servicer or the related Servicer is pursuing any remedies that may be available with respect to the related Mortgage Loan and either the Mortgage Loan has not incurred payment default or scheduled monthly payments of principal and interest are being advanced by the Master Servicer or the related Servicer without giving effect to any Debt Service Reduction or Deficient Valuation.

In certain Mortgage Pools as specified in the related Prospectus Supplement, Aggregate Pool Subordinate Certificates and Segregated Pool Subordinate Certificates will provide limited protection to the related classes of Certificates of higher relative priority against (i) Special Hazard Losses, up to the related Special Hazard Loss Coverage Amount, (ii) Bankruptcy Losses, up to the related Bankruptcy Loss Coverage Amount and (iii) Fraud Losses, up to the related Fraud Loss Coverage Amount.

The amount of coverage provided by the related Subordinate Certificates for Special Hazard Losses, Bankruptcy Losses and Fraud Losses on the related Mortgage Loans may be cancelled or reduced from time to time for each of the risks covered, provided that the then current ratings of the Certificates assigned by the rating agencies are not adversely affected as a result. In addition, a reserve fund or other form of credit enhancement may be substituted for the protection provided by the related Subordinate Certificates for Special Hazard Losses, Bankruptcy Losses and Fraud Losses.

Allocation of Losses –Aggregate Pool

If a Realized Loss, other than any Excess Loss, occurs on the Mortgage Loans in an Aggregate Pool, then, on each Distribution Date the principal portion of that Realized Loss will generally be allocated first, to reduce the Class Principal Amount of each class of related Aggregate Pool Subordinate Certificates, in inverse order of priority, until the Class Principal Amount thereof has been reduced to zero, and second, to the related Aggregate Pool Senior Certificates related to the Mortgage Pool sustaining such losses, generally, pro rata, based on their respective Class Principal Amounts.  As set forth in the related term sheet, Realized Losses, other than special hazard losses, bankruptcy losses and fraud losses, that would otherwise be allocated certain classes of Aggregate Pool Senior Certificates may instead be allocated to other classes of related Aggregate Pool Senior Certificates in the related Mortgage Pool, until the Class Principal Amount of such Class has been reduced to zero.

The Class Principal Amount of the lowest ranking class of the related Aggregate Pool Subordinate Certificates then outstanding will also be reduced by Subordinate Certificate Writedown Amount.

On each Distribution Date, Excess Losses on each Mortgage Pool in an Aggregate Pool will be allocated pro rata among the senior classes of the related Certificate Group and the related Aggregate Pool Subordinate Certificates as follows: (i) in the case of Aggregate Pool Senior Certificates, such Excess Loss will generally be allocated among the classes in the related Certificate Group pro rata based on their Class Principal Amounts and (ii) in the case of Aggregate Pool Subordinate Certificates, such Excess Loss will be allocated among the classes of related Aggregate Pool Subordinate Certificates pro rata based on each class’ share of the Apportioned Principal Balance for the related Mortgage Pool; provided, however, on any Distribution Date after the specified related Senior Termination Date, Excess Losses on the Mortgage Loans in an Aggregate Pool will be allocated to the related Aggregate Pool Senior Certificates and the related Aggregate Pool Subordinate Certificates based upon their respective Class Principal Amounts immediately prior to such Distribution Date.

Allocation of Losses – Segregated Pool

If a Realized Loss, other than any Excess Loss, occurs on the Mortgage Loans in the Segregated Pool, then, on each Distribution Date the principal portion of that Realized Loss will generally be allocated first, to reduce the Class Principal Amount of each class of Segregated Pool Subordinate Certificates, in inverse order of priority, until the Class Principal Amount thereof has been reduced to zero, and second, to the Segregated Pool Senior Certificates, generally, pro rata, based on their respective Class Principal Amounts.  As set forth in the related term sheet, Realized Losses, other than special hazard losses, bankruptcy losses and fraud losses, that would otherwise be allocated certain classes of Segregated Pool Senior Certificates may instead be allocated to other classes of Segregated Pool Senior Certificates in the related Mortgage Pool, until the Class Principal Amount of such Class has been reduced to zero.

The Class Principal Amount of the lowest ranking class of Segregated Pool Subordinate Certificates then outstanding will also be reduced by the amount, if any, by the Subordinate Certificate Writedown Amount.

On each Distribution Date, Excess Losses on the Mortgage Loans in the Segregated Pool will generally be allocated pro rata among the Certificates related to the Segregate Pool based upon their respective Class Principal Amounts immediately prior to such Distribution Date.

Please see the additional materials for a further description of the characteristics of the Certificates.

Reports to Certificateholders

On each Distribution Date, the Securities Administrator will make available to the Trustee, the Depositor, each Certificateholder and the rating agencies a statement (based solely on information received from the Master Servicer and each Servicer).  For a description of the information available in this statement, please see “Reports to Securityholders” in the accompanying prospectus.

On each Distribution Date, the Securities Administrator will make available a report setting forth certain information with respect to the composition of the payment being made, the Certificate Principal Amount or notional balance, as applicable, of an individual Certificate following such payment and certain other information relating to the Certificates and the Mortgage Loans, to be provided to each holder of Certificates and the Rating Agencies via the Securities Administrator's internet website, which can be obtained by calling the Securities Administrator's customer service desk at 1-866-846-4526 and shall initially be www.ctslink.com. Parties that are unable to use the above distribution option are entitled to have a paper copy mailed to them via first class mail by calling the Securities Administrator's customer service desk and indicating such. The Securities Administrator will have the right to change the way such reports are distributed in order to make such distribution more convenient and/or more accessible to the above parties, and the Securities Administrator will provide timely and adequate notification to all above parties regarding any such changes.

In addition, within a reasonable period of time after the end of each calendar year, the Securities Administrator will, upon request, prepare and deliver to the Depositor and each holder of a Certificate of record during the previous calendar year, a statement containing information necessary to enable holders of the certificates to prepare their tax returns.  These statements will not have been examined and reported upon by an independent public accountant.

Final Scheduled Distribution Date

The Final Scheduled Distribution Date for any Class of Certificates is the Distribution Date in the month following the scheduled maturity date for the latest maturing related Mortgage Loan.  The actual final Distribution Date of any class of Certificates may be earlier or later, and could be substantially earlier, than such class’s Final Scheduled Distribution Date.

Optional Clean-Up Call

On the first Distribution Date on which the aggregate outstanding principal balance of the Mortgage Loans in an Aggregate Pool as of the related Due Date is less than a percentage specified in the related prospectus supplement of the aggregate principal balance of such Aggregate Pool Mortgage Loans as of the Cut-off Date, the Master Servicer or a Servicer will have the option to purchase the Mortgage Loans in such Aggregate Pool at a price equal to the greater of (a) the sum of (i) 100% of the aggregate outstanding principal balance of the related Aggregate Pool Mortgage Loans plus accrued interest thereon at the applicable Mortgage Rate to but not including the Due Date in the month of such Distribution Date, (ii) the fair market value of all other property of the Issuing Entity relating to such Aggregate Pool and (iii) any unreimbursed advances, fees, servicing fees and other amounts payable to the Servicers, the Master Servicer, the Securities Administrator and the Trustee and (b) the fair market value, determined in accordance with the terms of the Pooling and Servicing Agreement, of all outstanding related Aggregate Pool Mortgage Loans (other than Liquidated Mortgage Loans in the related Aggregate Pool), all property acquired in respect of any such Mortgage Loans remaining in the Issuing Entity and all other property included in any REMIC formed under the Pooling and Servicing Agreement related to such Aggregate Pool.

On the first Distribution Date on which the aggregate outstanding principal balance of the Mortgage Loans in the Segregated Pool as of the related Due Date is less than a percentage specified in the related prospectus supplement of the aggregate principal balance of the Segregated Pool Mortgage Loans as of the Cut-off Date, the Master Servicer or a Servicer will have the option to purchase the Mortgage Loans in the Segregated Pool at a price equal to the greater of (a) the sum of (i) 100% of the aggregate outstanding principal balance of the Segregated Pool Mortgage Loans plus accrued interest thereon at the applicable Mortgage Rate to but not including the Due Date in the month of such Distribution Date, (ii) the fair market value of all other property of the Issuing Entity relating to the Segregated Pool and (iii) any unreimbursed advances, fees, servicing fees and other amounts payable to the Servicers, the Master Servicer, the Securities Administrator and the Trustee and (b) the fair market value, determined in accordance with the terms of the Pooling and Servicing Agreement, of all outstanding Segregated Pool Mortgage Loans (other than Liquidated Mortgage Loans in the Segregated Pool), all property acquired in respect of any such Mortgage Loans remaining in the Issuing Entity and all other property included in any REMIC formed under the Pooling and Servicing Agreement related to the Segregated Pool.

If either of such options is exercised, and the amount specified in clause (b) of the first or second preceding paragraph exceeds the amount specified in clause (a) of that paragraph, then a residual class specified in the Pooling and Servicing Agreement will be entitled to receive the amount of such excess.  These residual classes are not offered hereby.

If the option is exercised with respect to an Aggregate Pool or the Segregated Pool, as applicable, it will effect an early retirement of the related Certificates.  Distributions on the related Certificates relating to the optional termination will be treated as a prepayment of the related Mortgage Loans and the amounts paid in connection with the optional termination will be paid in accordance with the priorities and amounts set forth herein.  With respect to an optional termination, the proceeds for that distribution may not be sufficient to distribute the full amount to which each class of related Certificates is entitled.  Upon the second optional termination, any funds or property remaining in the Issuing Entity will be liquidated and the Issuing Entity will terminate.

Voting Rights

Any residual and Interest-Only Certificates will be allocated 1% of all voting rights and the other classes of Certificates will be allocated the remainder of all voting rights under the Pooling and Servicing Agreement.  Voting rights will be allocated among these other classes of Certificates in proportion to their respective Class Principal Amounts and among Certificates of such class in proportion to their Percentage Interests.

THE ISSUING ENTITY

On the Closing Date, and until the termination of the Issuing Entity pursuant to the Pooling and Servicing Agreement, J.P. Morgan Mortgage Trust 2007-S2 will be a common law trust formed under the laws of the state of New York. The Issuing Entity will be created under the Pooling and Servicing Agreement by the Depositor and its assets will consist of the assets described under the fifth paragraph under “Description of the Certificates—General” above.  The Issuing Entity will not have any liabilities as of the Closing Date. The fiscal year end of the Issuing Entity will be December 31 of each year.

The Issuing Entity will not have any employees, officers or directors. The Trustee, the Depositor, the Master Servicer, the Servicers and the Securities Administrator will act on behalf of the Issuing Entity and may only perform those actions on behalf of the Issuing Entity that are specified in the Pooling and Servicing Agreement.

The Trustee and the Securities Administrator, on behalf of the Issuing Entity, are only permitted to take such actions as are specifically set forth in the Pooling and Servicing Agreement. Under the Pooling and Servicing Agreement, the Trustee on behalf of the Issuing Entity, will not have the power to issue additional certificates representing interests in the Issuing Entity, borrow money on behalf of the Issuing Entity or make loans from the assets of the Issuing Entity to any person or entity.

If the assets of the Issuing Entity are insufficient to pay the Certificateholders all principal and interest owed, holders of certain classes of Certificates will not receive all of their expected payments of interest and principal and will suffer a loss. The Issuing Entity, as a common law trust, is not eligible to be a debtor in a bankruptcy proceeding. In the event of bankruptcy of the Sponsor, the Depositor or any Originator, it is not anticipated that the Issuing Entity would become part of the bankruptcy estate or subject to the bankruptcy control of a third party.

THE TRUSTEE

U.S. Bank National Association (“U.S. Bank”) will act as Trustee.   U.S. Bank is a national banking association and a wholly-owned subsidiary of U.S. Bancorp, which is currently ranked as the sixth largest bank holding company in the United States with total assets exceeding $219 billion as of December 31, 2006.  As of December 31, 2006, U.S. Bancorp served approximately 14.2 million customers, operated 2,472 branch offices in 24 states and had over 50,000 employees.  A network of specialized U.S. Bancorp offices across the nation, inside and outside its 24-state footprint, provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses, governments and institutions.

U.S. Bank has one of the largest corporate trust businesses in the country with offices in 46 U.S. cities.  The Pooling and Servicing Agreement will be administered from U.S. Bank’s corporate trust office located at 60 Livingston Avenue, Mailcode: EP-MN-WS3D, St. Paul, Minnesota 55107-2232.

U.S. Bank has provided corporate trust services since 1924.  As of December 31, 2006, U.S. Bank was acting as trustee with respect to over 76,000 issuances of securities with an aggregate outstanding principal balance of over $2.1 trillion.  This portfolio includes corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations.

As of December 31, 2006, U.S. Bank (and its affiliate U.S. Bank Trust National Association) was acting as trustee on 450 issuances of prime mortgage-backed securities with an outstanding aggregate principal balance of approximately $263,240,143,954.38.

In the event of a default by the Master Servicer under the Pooling and Servicing Agreement of which a responsible officer of the Trustee has actual knowledge that has not been remedied, either the Trustee or holders of Certificates evidencing at least 25% of the voting rights will have the right to terminate the Master Servicer.  If the Master Servicer is terminated, or the Master Servicer resigns, the Trustee will become the successor Master Servicer.  However, if the Trustee is unwilling or unable to act as successor Master Servicer, it may appoint, or petition a court to appoint, a successor master servicer.

The Trustee may resign at any time, in which event the Depositor will be obligated to appoint a successor Trustee.  The Depositor may also remove the Trustee if the Trustee ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if the Trustee becomes incapable of acting under the Pooling and Servicing Agreement or insolvent.  The Trustee may also be removed at any time by the Certificateholders evidencing not less than 50% of the voting rights evidenced by the Certificates.  In such circumstances, the Depositor will also be obligated to appoint a successor trustee.  Any resignation or removal of the Trustee and appointment of a successor trustee will not become effective until acceptance of the appointment by the successor trustee.  Any expenses associated with the resignation or removal of the Trustee and the appointment of a successor will generally be paid by the Trustee or the Depositor.

The Trustee, or any of its affiliates, in its individual or any other capacity, may become the owner or pledgee of Certificates and may transact business with other interested parties with the same rights as it would have if it were not Trustee.

The Trustee will not be liable under the Pooling and Servicing Agreement:

•

expect for the performance of such duties and obligations as are specifically set forth in the Pooling and Servicing Agreement;

•

for any action taken or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Pooling and Servicing Agreement; or

•

for any action taken or omitted by it in good faith in accordance with the direction of holders of Certificates evidencing at least 50% of the voting rights relating to the time, method and place of conducting any proceeding for any remedy available to such Trustee, or relating to the exercise of any trust or power conferred upon the Trustee under the Pooling and Servicing Agreement.

In the absence of bad faith, the Trustee may conclusively rely upon any certificates or opinions of counsel furnished to the Trustee under the Pooling and Servicing Agreement.  Any such opinion of counsel will be full and complete authorization and protection in respect of any action taken or omitted to be taken by the Trustee in good faith and in accordance with such opinion of counsel.  The Trustee will not be deemed to have knowledge or notice of any matter, including an event of default, unless actually known to a responsible officer of the Trustee or unless a responsible officer of the Trustee has received written notice thereof.

The Trustee will be paid an annual fee by the Securities Administrator from its Securities Administrator Fee.  The Trustee will be entitled to reimbursement from the Issuing Entity for certain expenses and other amounts prior to payment of any amounts to Certificateholders.

THE MASTER SERVICER AND THE SECURITIES ADMINISTRATOR

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as Master Servicer and Securities Administrator under the Pooling and Servicing Agreement.  Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company.  A diversified financial services company with approximately $482 billion in assets, 23+ million customers and 158,000+ employees as of December 31, 2006, Wells Fargo & Company is a U.S. bank holding company, providing banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally.  Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services.  The Depositor, the Sponsor and the Servicers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates.  Wells Fargo Bank maintains principal corporate trust offices located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Wells Fargo Bank's assessment of compliance with applicable servicing criteria relating to its provision of master servicing, trustee, securities administration and paying agent services for the twelve months ended December 31, 2006, furnished pursuant to Item 1122 of Regulation AB, discloses that it was not in compliance with the 1122(d)(3)(i) servicing criteria during that reporting period.  The assessment of compliance indicates that certain monthly investor or remittance reports included errors in the calculation and/or the reporting of delinquencies for the related pool assets, which errors may or may not have been material, and that all such errors were the result of data processing errors and/or the mistaken interpretation of data provided by other parties participating in the servicing function.  The assessment further states that all necessary adjustments to Wells Fargo Bank's data processing systems and/or interpretive clarifications have been made to correct those errors and to remedy related procedures.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included as assets of the Issuing Entity.  The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

Master Servicer

Wells Fargo Bank acts as Master Servicer pursuant to the Pooling and Servicing Agreement.  The Master Servicer is responsible for the aggregation of monthly servicer reports and remittances and for the oversight of the performance of the Servicers under the terms of their respective Servicing Agreements.  In particular, the Master Servicer independently calculates monthly loan balances based on servicer data, compares its results to servicer loan-level reports and reconciles any discrepancies with the Servicers.  The Master Servicer also reviews the servicing of defaulted loans for compliance with the terms of the Pooling and Servicing Agreement. In addition, upon the occurrence of certain Servicer events of default under the terms of any Servicing Agreement, the Master Servicer may be required to enforce certain remedies on behalf of the Trust against such defaulting Servicer.  Wells Fargo Bank has been engaged in the business of master servicing since June 30, 1995.  As of December 31, 2006, Wells Fargo Bank was acting as Master Servicer for approximately 1,427 series of residential mortgage-backed securities with an aggregate outstanding principal balance of approximately $748,854,000,000.

Wells Fargo Bank serves or has served within the past two years as warehouse master servicer for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included as assets of the Issuing Entity.  The terms of the warehouse master servicing agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry.

Securities Administrator

Under the terms of the Pooling and Servicing Agreement, Wells Fargo Bank also is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports.  As Securities Administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Issuing Entity and the preparation of monthly reports on Form 10-D , current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity.  Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995.  As of December 31, 2006, Wells Fargo Bank was acting as securities administrator with respect to more than $1,006,418,000,000 of outstanding residential mortgage-backed securities.

THE SERVICERS

General

A portion of the Mortgage Loans will be serviced by JPMCB.  No other Servicer will service more than 10% of the Mortgage Loans in any Aggregate Pool or the Segregated Pool.  Each Servicer will initially have primary responsibility for servicing the Mortgage Loans serviced by it, including, but not limited to, all collection, advancing and loan-level reporting obligations, maintenance of escrow accounts, maintenance of insurance and enforcement of foreclosure proceedings with respect to the Mortgage Loans and related Mortgaged Properties.  Set forth below is certain information with respect to the servicing of mortgage loans by JPMCB.  Such information with respect to JPMCB has been provided by JPMCB.

JPMorgan Chase Bank, N.A.

JPMCB, a national banking association,  is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York.  JPMCB is a commercial bank offering a wide range of banking services to its customers both domestically and internationally.  It is chartered, and its business is subject to examination and regulation, by the Office of the Comptroller of the Currency.  JPMCB’s main office is located in Columbus, Ohio.  It is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation.  JPMCB is an affiliate of JPMorgan Securities, Inc., the underwriter.  JPMCB is rated “RPS1”, “Strong” and “SQ1”, by Fitch, S&P and Moody’s, respectively.  JPMCB does not believe that its financial condition will have any adverse effect on its ability to service the Mortgage Loans in accordance with the terms set forth in the related Servicing Agreement.

Prior to January 1, 2005, JPMCB formed Chase Home Finance LLC (“CHF”), a wholly-owned, limited liability company.  Prior to January 1, 2005, Chase Manhattan Mortgage Corporation (“CMMC”) was engaged in the mortgage origination and servicing businesses.  On January 1, 2005, CMMC merged with and into CHF with CHF as the surviving entity.

JPMCB may perform any or all of its obligations under its servicing agreement through one or more subservicers.  JPMCB has engaged CHF as its subservicer to perform loan servicing activities for the Mortgage Loans on its behalf.  JPMCB will remain liable for its servicing duties and obligations under its servicing agreement as if JPMCB alone were servicing the Mortgage Loans.  As a result we are providing disclosure regarding CHF.  CHF (or its predecessors in interest) has serviced mortgage loans (including mortgage loans similar to the Mortgage Loans) for over fifteen years.

JPMCB is the product of numerous mergers and acquisitions.  Since the creation of the founding entities, mortgage products and loan servicing have been a part of the bank’s operations.  As JPMCB’s mortgage servicing activities have evolved over the past several decades and in the modern era, its portfolio has included prime loans (including conforming, jumbo, Alt-A and community development programs), manufactured housing loans, home equity loans and lines of credit, and subprime mortgage loan products.

Servicing operations, for “prime” quality mortgage loans are audited internally by JPMCB’s General Audit and Risk groups and  subject to external audits by various investors, master servicers and the Office of the Comptroller of the Currency.  JPMCB utilizes committees assembled on a quarterly basis to analyze compliance to Fair Debit Collections and Fair Lending legislation.  JPMCB employs a dual control process to review accounts for fee waivers and loss mitigation rejections in order to monitor compliance with internal procedures.

JPMCB as a servicer has made numerous changes to its servicing procedures during the past three years in order to improve its servicing processes and to increase efficiencies including the expansion of its customer care operational centers to Manila, Philippines and Costa Rica.

Neither JPMCB nor CHF is in default or has been terminated for cause under any servicing agreement with respect to prime mortgage loans to which it is a party.

No material litigation or governmental proceeding is pending against JPMCB or CHF or their properties that would have a material adverse effect on the Certificates.  The financial condition of JPMCB and the financial condition of CHF do not pose any material risks to their respective ability to service the mortgage loans.

JPMCB, through its subsidiary CHF, employs a collections strategy that is based on risk scoring and dialer strategy to make appropriate contact with delinquent customers.  Outbound calling is made five days a week from 9:00 a.m. Eastern time to 9:00 p.m. Pacific time, and under reduced operational hours on Saturday and Sunday.  There are special service teams to address the specific needs of Spanish-speaking customers and those impacted by natural disasters.

Attempts to assist mortgagors to re-perform under their mortgage commitments are made prior to referring loans to foreclosure.  Loss mitigation efforts are run concurrently with the migration of a loan to foreclosure and continue until the foreclosure sale is executed.   Loss mitigation solicitation efforts include outbound calling strategies, inbound dedicated loss mitigation analysis teams and targeted assistance letters.  In addition to the Chase internet site delivering applications and program overviews, High Risk Property Managers review options during site inspections and local housing association referrals.

CHF has created a legal network where home product loans are referred for bankruptcy, foreclosure, real estate owned (REO) and loss mitigation legal actions.   Attorneys are monitored for performance to action initiation requirements, adherence to the timeline set forth by the state or federal jurisdictions and within the boundaries of the mortgage insurer or investor.   Status is monitored between operational teams for managing bankruptcy case filings, loss mitigation programs and transfers to REO status.  Performance to these timelines is periodically monitored to increase loss mitigation opportunities, billing accuracy, managing data security, and to effectively manage any initiated legal action.

Under the terms of JPMCB’s Servicing Agreement, JPMCB generally will not be liable for any losses on the Mortgage Loans.

Servicers are required to make advances of delinquent monthly payments of interest and principal to the extent described in the related Servicing Agreement.  JPMCB has not failed to make a required advance in connection with any mortgage-backed securitization.

Chase Home Finance LLC.  Because JPMCB does not itself perform the servicing function on mortgage loans as to which it owns the servicing rights, JPMCB does not have meaningful historical servicing data with respect to delinquencies, foreclosures or losses. Therefore, JPMCB is providing below information relating to the portfolio of “prime” mortgage loans (exclusive of FHA and VA loans) secured by one- to four-family residential properties which were originated by or for JPMCB or its affiliates and which are serviced or subserviced by CHF (exclusive of any such mortgage loans as to which there exists either (i) a subservicing arrangement with a third party that is not an affiliate of JPMCB or (ii) a master servicing arrangement).

Aggregate Prime Servicing Portfolio (Exclusive of FHA and VA loans) Principal Balance (Billions) as of:
March 31,	December 31,
2007	2006	2005	2004

$467.2	$452.6	$402.6	$372.6

Aggregate Prime Servicing Portfolio (Exclusive of FHA and VA loans) By Number of Loans (Millions) as of:
March 31,	December 31,
2007	2006	2005	2004

2.862	2.814	2.643	2.598

Collection Procedures.  CHF employs a variety of collection techniques during the various stages of delinquency.  The primary purpose of all collection efforts performed by CHF is to bring a delinquent mortgage loan current in as short a time as possible.  Phone calls are used as the principal form of contacting a mortgagor.  CHF utilizes a combination of predictive and preview dealer strategies to maximize the results of collection calling activity.  Prior to initiating foreclosure proceedings, CHF makes every reasonable effort to determine the reason for the default, whether the delinquency is a temporary or permanent condition, and the mortgagor’s attitude toward the obligation.  CHF will take action to foreclose a mortgage only once every reasonable effort to cure the default has been made and a projection of the ultimate gain or loss on REO sale is determined.  In accordance with accepted servicing practices, foreclosures are processed within individual state guidelines and in accordance with the provisions of the applicable mortgage and applicable state law.

AFFILIATES AND RELATED TRANSACTIONS

The Sponsor is a wholly owned subsidiary of JPMCB and an affiliate of the Depositor and the Underwriter. JPMCB is an Originator and a Servicer of the Mortgage Loans and a Custodian for the mortgage files. There is not currently and there was not during the past two years any material business relationship, arrangement or other understanding between any of the Sponsor, the Depositor, JPMSI or JPMCB that was entered into outside the ordinary course of business of each such party or on terms other than would be obtained in an arm’s length transaction with unaffiliated entities.

SERVICING OF THE MORTGAGE LOANS

Servicing and Collection Procedures

Servicing functions to be performed by each Servicer under the related Servicing Agreement include collection and remittance of principal and interest payments, administration of mortgage escrow accounts, collection of certain insurance claims and, if necessary, foreclosure.  Each Servicer may contract with subservicers to perform some or all of such Servicer’s servicing duties, but the Servicer will not thereby be released from its obligations under the related Servicing Agreement.  When used herein with respect to servicing obligations, the term Servicer includes a subservicer.

Each Servicer will make reasonable efforts to collect all payments called for under the related Mortgage Loans and will, consistent with the related Servicing Agreement and any primary mortgage insurance policy, follow such collection procedures as are customary with respect to mortgage loans that are comparable to the related Mortgage Loans.  Consistent with the above, such Servicer may, in its discretion, (i) waive any assumption fee, late payment or other charge in connection with a Mortgage Loan and (ii) to the extent not inconsistent with the coverage of such Mortgage Loan by a primary mortgage insurance policy, arrange with a mortgagor a schedule for the liquidation of delinquencies.  In the event that a Mortgage Loan is in default or such default is reasonably foreseeable, the Servicer, consistent with the standards set forth in the related Purchase and Servicing Agreement, may waive, modify or vary any term of such Mortgage Loan (including modifications that would change the related Mortgage Rate, forgive the payment of principal or interest or extend the final maturity date of such Mortgage Loan) or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any related borrower.

Pursuant to the related Servicing Agreement, each Servicer will deposit collections on the related Mortgage Loans into the Custodial Account established by it.  Each Custodial Account is required to be kept segregated from operating accounts of the related Servicer and to meet the eligibility criteria set forth in the related Servicing Agreement.  If permitted under the related Servicing Agreement, amounts on deposit in the related Custodial Account may be invested in certain permitted investments described therein.  Any losses resulting from such investments are required to be reimbursed to such Custodial Account by the related Servicer out of its own funds.

On or before the Closing Date, the Securities Administrator, on behalf of the Trustee, will establish the Distribution Account into which each Servicer will remit all amounts required to be deposited therein pursuant to the related Servicing Agreement (net of such Servicer’s servicing compensation) on each Servicer Remittance Date.  On or prior to the date specified in the related Servicing Agreement, each Servicer will furnish to the Master Servicer information with respect to loan level remittance data for such month’s remittance.

Accounts

On or prior to the Closing Date, each Servicer will establish and maintain or cause to be established and maintained a Custodial Account.  On or prior to the Closing Date, the Securities Administrator will establish the Distribution Account.  The following table sets forth certain information with respect to the accounts of the Issuing Entity.

Account	Responsible Party	Party Entitled to Investment Income
Custodial Accounts	Each Servicer will be responsible for maintaining the Custodial Account of such Servicer.	Each Servicer will be entitled to any investment income on amounts on deposit in its Custodial Account.
Distribution Account	The Securities Administrator will be responsible for maintaining the Distribution Account.	The Master Servicer and the Underwriter may each be entitled to a portion of the investment income on amounts on deposit in the Distribution Account.

Flow of Funds

On the related Servicer Remittance Date, each Servicer will remit amounts on deposit in the related Custodial Account (other than certain amounts that may be retained by such Servicer) to the Distribution Account.  On each Distribution Date, to the extent of the Available Distribution Amount for each Mortgage Pool on deposit in the Distribution Account, the Securities Administrator, on behalf of the Trustee, will make distributions to the related Certificateholders.  The following table sets forth the flow of funds from collections of payments on the Mortgage Loans, the deposit of such funds into the accounts and the payments of such funds to the Certificateholders.

Period/Event	Dates	Flow of Funds
Due Period	The period beginning on the second day of a calendar month and ending on the first day of the succeeding calendar month.

Each Servicer shall hold in the related Custodial Account all scheduled installments of interest (net of the Servicing Fees) and principal collected on the related Mortgage Loans, together with any Monthly Advances in respect thereof.

Prepayment Period	The calendar month immediately preceding the Distribution Date.

Each Servicer shall hold in the related Custodial Account all partial or full prepayments of principal and certain other unscheduled payments of principal, together with any accrued interest thereon on the related Mortgage Loans during such period plus any amounts required to be paid by that Servicer in respect of Prepayment Interest Shortfalls on such Mortgage Loans.

Servicer Remittance Date	Generally, the 18th day of each calendar month (or, if the 18th is not a Business Day, either on the immediately preceding Business Day or on the immediately succeeding Business Day).

On the Servicer Remittance Date, each Servicer will remit to the Distribution Account, scheduled payments received on the Mortgage Loans serviced by it due during the related Due Period, any Monthly Advances in respect thereof and prepayments and certain other unscheduled amounts received on the Mortgage Loans serviced by it during the related Prepayment Period in accordance with the applicable Servicing Agreement.

Distribution Date	The 25th day of each month, or if such day is not a Business Day, on the first Business Day thereafter.

On each Distribution Date, the Securities Administrator will remit amounts on deposit in the Distribution Account to Certificateholders in accordance with the priority of distributions set forth herein.

Compensating Interest to be Paid by the Servicers in Connection with Certain Prepaid Mortgage Loans

When a borrower prepays a Mortgage Loan between Due Dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter.  Principal prepayments by borrowers received by a Servicer during the related Prepayment Period for a Distribution Date will be distributed to Certificateholders on the related Distribution Date.  Thus, less than one month’s interest may have been collected on Mortgage Loans that have been prepaid with respect to any Distribution Date.  Pursuant to each Servicing Agreement, the related Servicer will be required to make payments in respect of Prepayment Interest Shortfalls from its own funds with respect to Mortgage Loans serviced by such Servicer.

The respective obligations of the Servicers to make payments in respect of Prepayment Interest Shortfalls for any month shall be limited to their respective aggregate Servicing Fees for that month.  The Master Servicer is obligated to reduce a portion of its fee for the related Distribution Date to the extent necessary to fund any Prepayment Interest Shortfalls required to be paid but not paid by the Servicers, but such obligation is limited to its aggregate fee for that month.  The amount of interest available to be paid to Certificateholders will be reduced by any uncompensated Prepayment Interest Shortfalls.

Advances

Subject to the limitations described in the following paragraph, each Servicer will be required to advance prior to each Servicer Remittance Date, from its own funds, or funds in its Custodial Account that are not otherwise required to be remitted to the Distribution Account for that Distribution Date, with respect to those Mortgage Loans serviced by it, Monthly Advances.  The Master Servicer will be obligated to make any required Monthly Advance if a Servicer fails in its obligation to do so, to the extent provided in the Pooling and the Servicing Agreement and the related Servicing Agreement.

Monthly Advances are intended to maintain a regular flow of scheduled interest and principal payments on the Certificates rather than to guarantee or insure against losses.  Each Servicer is obligated to make Monthly Advances with respect to delinquent payments of interest and principal on each Mortgage Loan serviced by it, to the extent that such Monthly Advances are, in its good faith judgment or reasonable determination, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the Mortgage Loans.  If a Servicer fails to make a Monthly Advance as required under the related Servicing Agreement, the Master Servicer will be required to make, or shall cause the successor servicer to make a Monthly Advance in accordance with the terms of the Pooling and Servicing Agreement.  In no event, however, will a Servicer or the Master Servicer be required to make a Monthly Advance that is not, in its reasonable judgment, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the related Mortgage Loans.  If a Servicer determines on any Determination Date to make a Monthly Advance, such Monthly Advance will be included with the payment to Certificateholders on the related Distribution Date.  Any failure by the Master Servicer to make a Monthly Advance as required under the Pooling and Servicing Agreement will constitute a Master Servicer Default thereunder, in which case, the Trustee (if it is acting as successor master servicer) or any other successor master servicer, will, under the circumstances set forth in the Pooling and Servicing Agreement, be obligated to make such Monthly Advance in the amount and to the extent that the Master Servicer was required to make such Monthly Advance but failed to do so.

Compliance with Applicable Servicing Criteria and Servicer Attestation

The Pooling and Servicing Agreement provides that on or before a specified date in each year for which the Depositor is required to file a Form 10-K, each party participating in the servicing function of the Issuing Entity provide a report to the Securities Administrator on an assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to such party.  A firm of independent public accountants will be required to furnish to the Securities Administrator, an attestation report compliant with Item 1122 of Regulation AB on the party’s assessment of compliance with the applicable servicing criteria as an exhibit.

The Pooling and Servicing Agreement also provides for delivery to the Master Servicer and the Depositor, on or before a specified date in each calendar year, of an annual officer’s certificate from each of the Master Servicer and the Securities Administrator to the effect that the Master Servicer or the Securities Administrator, as applicable, has fulfilled its obligations under the Pooling and Servicing Agreement throughout the preceding year.

Each Servicing Agreement provides for delivery to the Depositor, the Master Servicer and the Securities Administrator, on or before a specified date in each calendar year, of an annual officer’s certificate to the effect that the related Servicer has fulfilled its obligations under such Servicing Agreement throughout the preceding year.

Master Servicer Default; Servicer Default

Events of default by the Master Servicer under the Pooling and Servicing Agreement include (i) any failure by the Master Servicer to make a Monthly Advance as required under the Pooling and Servicing Agreement, unless cured as specified therein; (ii) any failure by the Master Servicer duly to observe or perform in any material respect any of its other covenants or agreements in the Pooling and Servicing Agreement which continues unremedied for a specified period after the giving of written notice of such failure to the Master Servicer; and (iii) certain events of insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding and certain actions by on or behalf of the Master Servicer indicating its insolvency, reorganization or inability to pay its obligations.

If the Master Servicer is in default in its obligations under the Pooling and Servicing Agreement, the Trustee may, and must if directed to do so by Certificateholders having more than 50% of the Class Principal Amount applicable to each class of Certificates affected thereby, terminate the Master Servicer and either appoint a successor Master Servicer in accordance with the Pooling and Servicing Agreement or succeed to the responsibilities of the Master Servicer.

Events of default under the Servicing Agreements include, among other things, (i) any failure of the Servicers to remit to the Distribution Account any required payment which continues unremedied for a specified period; (ii) any failure by the Servicers duly to observe or perform in any material respect any of the covenants or agreements in the related Servicing Agreement which continues unremedied for a specified period after the giving of written notice of such failure to the related Servicer; and (iii) certain events of insolvency and certain actions by or on behalf of the Servicers indicating their insolvency, reorganization or inability to pay their obligations.

In the event of a default by a Servicer under its Servicing Agreement, the Master Servicer will have the right to remove that Servicer and will exercise that right if it considers such removal to be in the best interest of the Certificateholders.  In the event that the Master Servicer removes a Servicer, the Master Servicer will, in accordance with the Pooling and Servicing Agreement, act as successor servicer under the related Servicing Agreement or will appoint a successor servicer reasonably acceptable to the Depositor and the Trustee.  In connection with the removal of a Servicer, the Master Servicer or Trustee, as applicable, will be entitled to be reimbursed from the assets of the Issuing Entity for all of its reasonable costs associated with the termination of such Servicer and the transfer of servicing to a successor servicer.

Resignation of Servicers; Assignment and Merger

No Servicer, other than JPMCB, may resign from its obligations and duties under its Servicing Agreement or assign or transfer its rights, duties or obligations except (i) upon a determination that its duties thereunder are no longer permissible under applicable law and such incapacity cannot be cured by that servicer, or (ii) with the approval of the Master Servicer, which approval may not be unreasonably withheld.  JPMCB may assign or transfer its rights, duties or obligations under its Servicing Agreement; provided that any such assignment or transfer shall not result in a reduction or withdrawal of then-current ratings of the Certificates and such successor servicer meets the qualifications of a successor servicer as set forth in the related Servicing Agreement.  No such resignation will become effective until a successor servicer has assumed the related Servicer’s obligations and duties under such Servicing Agreement.

Any person into which a Servicer may be merged or consolidated, any person resulting from any merger or consolidation which a Servicer is a party, any person succeeding to the business of a Servicer or any person to whom a Servicer assigns or transfers its duties and obligations, will be the successor of such Servicer under the related Servicing Agreement.

FEES AND EXPENSES OF THE ISSUING ENTITY

The expense fees for the Mortgage Loans are payable out of the interest payments on each Mortgage Loan.  The expense fees consist of the Servicing Fee and any lender paid mortgage guaranty insurance premiums, if applicable.

The Servicers are also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (other than prepayment penalties) and, if applicable, all reinvestment income earned on amounts on deposit in the related Custodial Accounts.

The Securities Administrator will be entitled to retain the Securities Administrator Fee in connection with the performance of its obligations under the Pooling and Servicing Agreement.  The Master Servicer will be entitled to reimbursement from the Issuing Entity for certain expenses and other amounts prior to payments to Certificateholders.

The following table sets forth certain information with respect to the fees payable to the Servicers, the Master Servicer, the Trustee and the Securities Administrator in respect of the performance of their obligations to the Issuing Entity.

Party	Fee Payable	Amount/ Description of Fee	Priority/ Source of Payment
Servicers	Monthly

With respect to each Servicer and each Mortgage Loan serviced by it, an amount equal to 1/12 of the product of (1) the principal balance of such Mortgage Loans as of the first day of the related Due Period and (2) the Servicing Fee Rate with respect to such Mortgage Loan.

Each Servicer will withdraw their aggregate Servicing Fee from interest actually collected on each Mortgage Loan serviced by it, prior to such amounts being available to make payments on the Certificates

Securities Administrator	Monthly

The Securities Administrator will be entitled to one or both of a portion of the investment earnings on amounts on deposit in the Distribution Account or an amount equal to 1/12 of the product of (1) the principal balance of the Mortgage Loans as of the first day of the related Due Period and (2) the Securities Administrator Fee Rate.

On each Distribution Date, the Securities Administrator may retain a portion of the investment earnings on amounts on deposit in the Distribution Account prior to distributions to Certificateholders.
Master Servicer	As determined by the Master Servicer and the Securities Administrator.	The fees of the Master Servicer will be determined by agreement between the Master Servicer and the Securities Administrator.	The fees of the Master Servicer will be paid by the Securities Administrator from the Securities Administrator Fee.
Trustee	As determined by the Securities Administrator and the Trustee.	The fees of the Trustee will be determined by agreement between the Securities Administrator and the Trustee.	The fees of the Trustee will be paid by the Securities Administrator from the Securities Administrator Fee.

YIELD, PREPAYMENT AND WEIGHTED AVERAGE LIFE

Yield Considerations

The yields to maturity (or to early termination) of the Certificates will be affected by the rate of principal payments (including prepayments, which may include amounts received by virtue of purchase, condemnation, insurance or foreclosure) on the Mortgage Components or Mortgage Loans, as applicable, in the related Mortgage Pool or Mortgage Pools.  Yields will also be affected by the amount and timing of borrower delinquencies and defaults resulting in Realized Losses, the purchase price for the Certificates and other factors.

Principal prepayments may be influenced by a variety of economic, geographic, demographic, social, tax, legal and other factors.  A portion of the Mortgage Loans may be voluntarily prepaid in full or in part without the payment of any penalty or premium.  In general, if prevailing interest rates fall below the interest rates on the Mortgage Loans, the Mortgage Loans are likely to be subject to higher prepayments than if prevailing rates remain at or above the interest rates on the Mortgage Loans.  Conversely, if prevailing interest rates rise above the interest rates on the Mortgage Loans, the rate of prepayment would be expected to decrease.  Other factors affecting prepayment of the Mortgage Loans include such factors as changes in borrowers’ housing needs, job transfers, unemployment, borrowers’ net equity in the mortgaged properties, changes in the value of the mortgaged properties, mortgage market interest rates and servicing decisions.  The Mortgage Loans generally have due on sale clauses.

The rate of principal payments on the Mortgage Loans will also be affected by the amortization schedules of the Mortgage Loans, the rate and timing of prepayments thereon, liquidations of defaulted Mortgage Loans and purchases of Mortgage Loans due to certain breaches of representations and warranties or defective documentation.  The timing of changes in the rate of prepayments, liquidations and purchases of the related Mortgage Loans may, and the timing of Realized Losses will, significantly affect the yield to an investor, even if the average rate of principal payments experienced over time is consistent with an investor’s expectation.  Because the rate and timing of principal payments on the Mortgage Loans will depend on future events and on a variety of factors, no assurance can be given as to such rate or the timing of principal payments on the Certificates.  In general, the earlier a prepayment of principal of the related Mortgage Loans, the greater the effect on an investor’s yield.  The effect on an investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Certificates may not be offset by a subsequent like decrease (or increase) in the rate of principal payments.

From time to time, areas of the United States may be affected by flooding, severe storms, hurricanes, landslides, wildfires, earthquakes or other natural disasters.  The Originator or the Seller will represent and warrant that, as of the Closing Date, each Mortgaged Property was free of material damage.  In the event of an uncured breach of this representation and warranty that materially and adversely affects the interests of Certificateholders, the Originator or the Seller, as applicable, will be required to repurchase the affected Mortgage Loan or substitute another mortgage loan therefor.  If any damage caused by flooding, storms, wildfires, landslides or earthquakes (or other cause) occurs after the Closing Date, the Originator or the Seller, as applicable, will not have any repurchase obligation.  In addition, the standard hazard policies covering the Mortgaged Properties generally do not cover damage caused by earthquakes, flooding and landslides, and earthquake, flood or landslide insurance may not have been obtained with respect to such Mortgaged Properties.  As a consequence, Realized Losses could result.  To the extent that the insurance proceeds received with respect to any damaged Mortgaged Properties are not applied to the restoration thereof, the proceeds will be used to prepay the related Mortgage Loans in whole or in part.  Any purchases or repayments of the Mortgage Loans may reduce the weighted average lives of the Certificates and will reduce the yields on the Certificates to the extent they are purchased at a premium.

Prepayments, liquidations and purchases of the Mortgage Loans will result in distributions to Certificateholders of principal amounts that would otherwise be distributed over the remaining terms of such Mortgage Loans.  The rate of defaults on the Mortgage Loans will also affect the rate and timing of principal payments on the Mortgage Loans.  In general, defaults on Mortgage Loans are expected to occur with greater frequency in their early years.

As described herein, certain of the Mortgage Loans provide for only monthly interest payments for a specified number of years following origination.  Other considerations aside, due to such characteristics, borrowers may be disinclined to prepay the Mortgage Loans during such interest-only period.  In addition, because no principal is due on the Mortgage Loans during such interest-only period, the Certificates will amortize at a slower rate during such period than would otherwise be the case.  Thereafter, when the monthly payments on the Mortgage Loans are recalculated on the basis of a level payment amortization schedule, based on the remaining term of the Mortgage Loans, as described herein, principal payments on the Certificates are expected to increase correspondingly at a faster rate than if payments on the Mortgage Loans were calculated on the basis of a 30 year amortization schedule.  Notwithstanding the foregoing, no assurance can be given as to any prepayment rate on the Mortgage Loans.

As described under “Description of the Certificates — Distributions of Principal” herein, scheduled and unscheduled principal payments on the Mortgage Components or Mortgage Loans, as applicable, in a Mortgage Pool may be allocated disproportionately to the Senior Certificates of the related Certificate Group during the first nine years following the Closing Date (except as described herein) or if certain conditions are met.  Such allocation will initially accelerate the amortization of the Senior Certificates.

The yields on the Certificates may also be adversely affected by Net Prepayment Interest Shortfalls.

The yields to investors in the Certificates may be significantly affected by the exercise of the Master Servicer’s option to repurchase the related Mortgage Loans, as described herein.  See “Description of the Certificates — Optional Clean-Up Redemption of the Certificates.” If the purchaser of a Certificate offered at a discount from its initial principal amount calculates its anticipated yield to maturity (or early termination) based on an assumed rate of payment of principal that is faster than that actually experienced on the related Mortgage Loans, the actual yield may be lower than that so calculated.

Conversely, if the purchaser of an Interest-Only Certificate or another Certificate offered at a premium calculates its anticipated yield based on an assumed rate of payment of principal that is slower than that actually experienced on the related Mortgage Loans, the actual yield may be lower than that so calculated.  The effective yield to holders of the Certificates, other than the LIBOR Certificates, will be lower than the yield otherwise produced by the applicable Certificate Interest Rate and the related purchase price because monthly distributions will not be payable to such holders until the 25th day of the month (or the immediately following Business Day if such day is not a Business Day) following the month in which interest accrues on the Mortgage Loans (without any additional distribution of interest or earnings thereon in respect of such delay).

Prospective purchasers of the Interest-Only Certificates should carefully consider the risk that a rapid rate of principal payments on the Mortgage Loans could result in the failure of such purchasers to recover their initial investments.

Subordination of the Subordinate Certificates

On each Distribution Date, the holders of classes of Certificates having a relatively higher priority of distribution will have a preferential right to receive amounts of interest and principal due them on such Distribution Date before any distributions are made on any class of related Certificates subordinate to such higher ranking class.  As a result, the yields to maturity and the aggregate amount of distributions on the Subordinate Certificates will be more sensitive than the yields of higher ranking related Certificates to the rate of delinquencies and defaults on the related Mortgage Components or Mortgage Loans, as applicable.

As more fully described herein, the principal portion of Realized Losses on the Mortgage Loans will be allocated first to the lower ranking class of related Subordinate Certificates, then to the higher ranking class of related Subordinate Certificates, in inverse order of priority, until the Class Principal Amount of each such class has been reduced to zero, before any such Realized Losses will be allocated to the related Senior Certificates.  The interest portion of Realized Losses on the Mortgage Loans will reduce the amount of interest available for distribution on the related Distribution Date to the lowest ranking related class of Certificates outstanding on such date.  In addition, although all losses initially will be borne by the related Subordinate Certificates, Excess Losses will be borne by all classes of applicable certificates (other than the Interest-Only Certificates) on a pro rata basis, as further described herein under “Description of the Certificates — Allocation of Losses”.  As a result, the yields on the Certificates will depend on the rate and timing of Realized Losses, including Excess Losses.  Excess Losses could occur at a time when one or more classes of Aggregate Pool Subordinate Certificates are still outstanding and otherwise available to absorb other types of Realized Losses.

LIBOR Certificates

The yield to maturity on the LIBOR Certificates will be sensitive to fluctuations in One-Month LIBOR, and the Certificate Interest Rate on these Certificates will vary directly with the level of One-Month LIBOR.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

In the opinion of McKee Nelson LLP, counsel to the Underwriter and special tax counsel to the Depositor, a designated portion of the Issuing Entity will comprise multiple REMICs for federal income tax purposes; one or more Lower-Tier REMICs and a single Upper-Tier REMIC.  Each Lower-Tier REMIC will hold either Mortgage Loans or uncertificated regular interests and will issue several classes of uncertificated regular interests and a single residual interest.  None of the residual interests in the Lower-Tier REMICs are offered hereby.  The Upper-Tier REMIC will hold as assets regular interests issued by one or more Lower-Tier REMICs.  Elections will be made to treat each REMIC created under the Pooling and Servicing Agreement as a REMIC for federal income tax purposes.  The Offered Certificates other than any residual certificates will represent ownership of regular interests in the Upper-Tier REMIC (and may be treated as being coupled with certain contractual rights and obligations, in such case, the “Cap Certificates”), and any residual certificates will represent ownership of the sole residual interest in the Upper-Tier REMIC.  See “Additional Considerations for the Cap Certificates” below.  All prospective investors should review the discussion under “Material Federal Income Tax Consequences” in the accompanying prospectus.

The Regular Certificates will be treated as debt instruments issued by the Upper-Tier REMIC for all federal income tax purposes.  Income on the Regular Certificates must be reported under an accrual method of accounting.  Under the accrual method of accounting, interest income may be required to be included in a holder's gross income in advance of the holder's actual receipt of that interest income.

Certain Regular Certificates may be treated as having been issued with OID.  The prepayment assumption that will be used for purposes of computing original issue discount, if any, for federal income tax purposes will be set forth in the related prospectus supplement.  No representation is made that the Mortgage Loans will, in fact, prepay at this rate or any other rate.  Computing accruals of OID in the manner described in the prospectus may (depending on the actual rate of prepayments during the accrual period) result in the accrual of negative amounts of OID on the certificates issued with OID in an accrual period. Holders will be entitled to offset negative accruals of OID only against future OID accruals on their certificates.

As is described more fully under “Material Federal Income Tax Consequences” in the prospectus, the Offered Certificates will represent "real estate assets" under Section 856(c)(5)(B) of the Code and qualifying assets under Section 7701(a)(19)(C) of the Code generally in the same proportion that the assets of the Issuing Entity (exclusive of any assets not included in any REMIC) would be so treated, and income on the Offered Certificates generally will represent “interest on obligations secured by mortgages on real property or on interests in real property” under Section 856(c)(3)(B) of the Code in the same proportion that the income on the assets of the Issuing Entity (exclusive of any assets not included in the REMIC) will be so treated. The Regular Certificates will represent qualified mortgages under Section 860G(a)(3) if acquired by a REMIC within the prescribed time periods of the Code.

Additional Considerations for the Cap Certificates

Each Cap Certificate will be treated as representing (i) an undivided interest in a REMIC regular interest corresponding to that Cap Certificate and (ii) an interest in a limited recourse interest rate cap contract (the "Cap Contract").  The REMIC regular interest corresponding to a Cap Certificate will be entitled to receive interest and principal payments at the times and in the amounts equal to those made on that Certificate except that certain adjustments will be made in determining the amount attributable to the REMIC regular interest.  Any amount paid on a Cap Certificate in excess of the amounts payable on the corresponding REMIC regular interest, will be deemed to have been paid pursuant to the Cap Contract.  Alternatively, any amount payable on the REMIC regular interest corresponding to a Cap Certificate in excess of the amount payable on the Cap Certificate will be treated as having been received by the holder of that Cap Certificate and then as having been paid by such holder pursuant to the Cap Contract.  As a result of the foregoing, the amount of distributions on the REMIC regular interest corresponding to a Cap Certificate may exceed the actual amount of distributions on the Cap Certificate.

Each beneficial owner of a Cap Certificate will be required to report income accruing with respect to the REMIC regular interest component as discussed under "General" above.  In addition, each beneficial owner of a Cap Certificate will be required to report net income with respect to the Cap Contract component and will be permitted to recognize a net deduction with respect to the Cap Contract component, subject to certain limitations.  All prospective investors should review the discussion under “Material Federal Income Tax Consequences” in the accompanying prospectus.  Prospective investors are encouraged to consult their own tax advisors regarding the consequences to them in light of their own particular circumstances of taxing separately the two components comprising the Cap Certificates.

This discussion assumes that the rights of the holders of the Cap Certificates to receive payments in excess of the amounts payable on the corresponding REMIC regular interest will be treated as rights under a notional principal contract rather than as a partnership for federal income tax purposes.  Treatment of such rights as a partnership interest could result in differing timing and character consequences to certificateholders and withholding tax consequences for certificateholders who are not U.S. Persons.  Prospective investors are encouraged to consult their tax advisors regarding the appropriate tax treatment of the right to receive payments on a Cap Certificate in excess of the amounts payable on the corresponding REMIC regular interest.

Allocations

A beneficial owner of a Cap Certificate must allocate its purchase price for the certificate between its components—the REMIC regular interest component and the Cap Contract component.  The related prospectus supplement will provide the value, if any, attributed to the Cap Contract component for tax purposes.  The Cap Contract is difficult to value, and the Internal Revenue Service could assert that the value of a Cap Contract component is greater than the value used for information reporting purposes.  Prospective investors are encouraged to consider the tax consequences to them if the Internal Revenue Service were to assert a different value for the Cap Contract component.

Upon the sale, exchange, or other disposition of a Cap Certificate, the beneficial owner of the certificate must allocate the amount realized between the components of the certificate based on the relative fair market values of those components at the time of sale and must treat the sale, exchange or other disposition as a sale, exchange or disposition of the REMIC regular interest component and the Cap Contract component.  Assuming that the Cap Certificate is held as a "capital asset" within the meaning of Section 1221 of the Code, gain or loss on the disposition of an interest in the Cap Contract component should be capital gain or loss.  For a discussion of the material federal income tax consequences to a beneficial owner upon the disposition of a REMIC regular interest, see "Material Federal Income Tax Consequences" in the prospectus.

The Cap Contract Component

The portion of the overall purchase price of a Cap Certificate attributable to the Cap Contract component must be amortized over the life of such certificate, taking into account the declining balance of the related REMIC regular interest component.  Treasury regulations concerning notional principal contracts provide alternative methods for amortizing the purchase price of an interest rate cap contract.  Under one method—the level yield constant interest method—the price paid for an interest rate cap is amortized over the life of the cap as though it were the principal amount of a loan bearing interest at a reasonable rate.  Prospective investors are urged to consult their tax advisors concerning the methods that can be employed to amortize the portion of the purchase price paid for the Cap Contract component of a Cap Certificate.

Any payments to a beneficial owner of a Cap Certificate in excess of the amount attributable to the REMIC regular interest will be treated as periodic payments on an interest rate cap contract.  To the extent the sum of such periodic payments for any year exceeds that year’s amortized cost of the Cap Contract component, such excess represents net income for that year.  Conversely, to the extent that the amount of that year’s amortized cost exceeds the sum of the periodic payments, such excess shall represent a net deduction for that year.  Although not clear, net income or a net deduction should be treated as ordinary income or as an ordinary deduction.

A beneficial owner’s ability to recognize a net deduction with respect to the Cap Contract component is limited under Sections 67 and 68 of the Code in the case of (i) estates and trusts and (ii) individuals owning an interest in such component directly or through a "pass-through entity" (other than in connection with such individual’s trade or business).  Pass-through entities include partnerships, S corporations, grantor trusts and non-publicly offered regulated investment companies, but do not include estates, nongrantor trusts, cooperatives, real estate investment trusts and publicly offered regulated investment companies.  Further, such a beneficial owner will not be able to recognize a net deduction with respect to the Cap Contract component in computing the beneficial owner’s alternative minimum tax liability.

Because a certificateholder will be required to include in income the amount deemed to have been paid by such holder pursuant to the Cap Contract but may not be able to deduct that amount from income, a beneficial owner of a Cap Certificate may have income that exceeds cash distributions on the Cap Certificate, in any period and over the term of the Cap Certificate. As a result, the Cap Certificates may not be a suitable investment for any taxpayer whose net deduction with respect to the Cap Contract would be subject to the limitations described above.

Status of the Cap Certificates

The REMIC regular interest component of Cap Certificates will be treated as assets described in Section 7701(a)(19) of the Code, and as "real estate assets" under Section 856(c)(4)(A) of the Code, generally, in the same proportion that the assets of the Trust, exclusive of the assets not included in any REMIC, would be so treated.  In addition, the interest derived from the REMIC regular interest component of a Cap Certificate will be interest on obligations secured by interests in real property for purposes of Section 856(c)(3)(B) of the Code, subject to the same limitation in the preceding sentence.  The Cap Contract component of the Cap Certificates will not qualify, however, as an asset described in Section 7701(a)(19)(C) of the Code or as a real estate asset under Section 856(c)(4)(A) of the Code.  Further, any income attributable to the Cap Contract component will not constitute "interest on obligations secured by mortgages on real property" within the meaning of Section 856(c)(3)(B) of the Code.  As a result of the obligations represented by the Cap Contract components, the Cap Certificates generally will not be a suitable investment for a REMIC.

The Residual Certificates

Special tax considerations apply to an investment in any residual certificates.  In certain circumstances, residual certificates can produce a significantly less favorable after-tax return for a beneficial owner than would be the case if (i) a residual certificate were taxable as a debt instrument, or (ii) no portion of taxable income allocated to a residual certificate were “excess inclusion” income.  See “Material Federal Income Tax Consequences —Taxation of Holders of Residual Interest Securities” in the prospectus.

Under applicable Treasury regulations, if a residual certificate is a “noneconomic residual interest,” as described in the prospectus, the transfer of a residual certificate to a U.S. Person will be disregarded for all federal tax purposes unless no significant purpose of the transfer was to impede the assessment or collection of tax. A residual certificate will be considered a “noneconomic residual interest” for this purpose.  See “Material Federal Income Tax Consequences — Taxation of Holders of Residual Interest Securities — Restrictions on Ownership and Transfer of Residual Interest Securities” in the prospectus.

Effective August 1, 2006, temporary regulations issued by the Internal Revenue Service have modified the general rule that excess inclusions from a REMIC residual interest are not includible in the income of a foreign person (or subject to withholding tax) until paid or distributed.  The new regulations accelerate the time both for reporting of, and withholding tax on, excess inclusions allocated to the foreign equity holders of partnerships and certain other pass-through entities.  The new rules also provide that excess inclusions are United States sourced income.  The timing rules apply to a particular residual interest and a particular foreign person, if the first allocation of income from the residual interest to the foreign person occurs after July 31, 2006.  The source rules apply for taxable years ending after August 1, 2006.

Under the temporary regulations, in the case of REMIC residual interests held by a foreign person through a partnership, the amount of excess inclusion income allocated to the foreign partner is deemed to be received by the foreign partner on the last day of the partnership‘s taxable year except to the extent that the excess inclusion was required to be taken into account by the foreign partner at an earlier time under section 860G(b) of the Code as a result of a distribution by the partnership to the foreign partner or a disposition in whole or in part of the foreign partner's indirect interest in the REMIC residual interest. A disposition in whole or in part of the foreign partner's indirect interest in the REMIC residual interest may occur as a result of a termination of the REMIC, a disposition of the partnership's residual interest in the REMIC, a disposition of the foreign partner's interest in the partnership, or any other reduction in the foreign partner's allocable share of the portion of the REMIC net income or deduction allocated to the partnership.

Similarly, in the case of a residual interest held by a foreign person as a shareholder of a real estate investment trust or regulated investment company, as a participant in a common trust fund or as a patron in an organization subject to part I of subchapter T (cooperatives), the amount of excess inclusion allocated to the foreign person must be taken into income at the same time that other income from trust, company, fund, or organization would be taken into account.

Under the temporary regulations, excess inclusions allocated to a foreign person (whether as a partner or holder of an interest in a pass-through entity) are expressly made subject to withholding tax.  In addition, in the case of excess inclusions allocable to a foreign person as a partner, the temporary regulations eliminate an important exception to the withholding requirements under which a withholding agent unrelated to a payee is obligated to withhold on a payment only to the extent that the withholding agent  has control over the payee’s money or property and knows the facts giving rise to the payment.

Other Taxes

No representations are made regarding the tax consequences of the purchase, ownership or disposition of the certificates under any state, local or foreign tax law.

All investors should consult their own advisors regarding the federal, state, local or foreign tax consequences of purchasing, owning or disposing of the certificates.

ERISA MATTERS

ERISA and Section 4975 of the Code impose requirements on certain Plans to which they are applicable and on persons who are fiduciaries with respect to these Plans.  ERISA prohibits “parties in interest” with respect to a Plan from engaging in certain transactions involving the Plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction.  Section 4975 of the Code imposes certain excise taxes on prohibited transactions involving Plans described under that section; ERISA authorizes the imposition of civil penalties for prohibited transactions involving Plans not covered under Section 4975 of the Code.  Any Plan fiduciary which proposes to cause a Plan to acquire any of the Offered Certificates should consult with its counsel with respect to the potential consequences under ERISA and Section 4975 of the Code of the Plan’s acquisition and ownership of such Certificates.  Investments by Plans that are also subject to ERISA are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan.  A fiduciary which decides to invest the assets of a Plan in the Offered Certificates should consider, among other factors, the extreme sensitivity of the investments to the rate of principal payments (including prepayments) on the Mortgage Loans.  See “ERISA Considerations” in the accompanying prospectus.

Certain employee benefit plans, including governmental plans and certain church plans, are not subject to ERISA’s requirements.  Accordingly, assets of those plans may be invested in the Offered Certificates without regard to the ERISA considerations described in this supplemental term sheet and in the accompanying prospectus, subject to the provisions of other applicable federal and state law.  Any such plan which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code may be subject to the prohibited transaction rules set forth in Section 503 of the Code.

The U.S. Department of Labor has granted to the Underwriter an administrative Exemption which exempts from the application of the prohibited transaction rules transactions relating to:

•

the acquisition, holding and sale by Plans of certain securities issued by a trust with respect to which the Underwriter or any of its affiliates is the sole underwriter or the manager or co-manager of the underwriting syndicate, and

•

the servicing, operation and management of such issuing entities,

•

provided that the general conditions and certain other requirements set forth in the Exemption are satisfied as described in the accompanying prospectus.

This relief does not apply to Plans sponsored by members of the “restricted group” consisting of the Seller, the Depositor, the Master Servicer, any Servicer, the Trustee, each underwriter, any obligor with respect to Mortgage Loans included in the assets of the Issuing Entity constituting more than 5% of the aggregate unamortized principal balance of the assets of the Issuing Entity, a provider of credit enhancement to the Issuing Entity, a counterparty to an eligible swap agreement held by the Issuing Entity or any affiliate of one of these parties.

It is expected that the Exemption will apply to the acquisition and holding by Plans that qualify as accredited investors as defined in Rule 501(a) of Regulation D under the Securities Act of 1933 of the Offered Certificates (except for the Class A-R Certificate) and that all conditions of the exemption other than those within the control of the investors will be met.  In addition, depending on the features of certain notional principal contracts used in connection with certain classes of Certificates, Plan Investors may also be required to satisfy the requirements of certain prohibited transaction or statutory exemptions based on the identity of the fiduciaries of the Plans.

The rating of a class of Offered Certificates may change.  If a class of Offered Certificates no longer has a rating of at least “BBB-” from at least one rating agency identified in the exemption, such as S&P, Fitch Ratings, Moody’s, DBRS Limited or DBRS, Inc., Certificates of that class will no longer be eligible for relief under the Exemption (although a Plan that had purchased the Certificate when it had an investment-grade rating would not be required by the Exemption to dispose of it).  However, insurance company general accounts investing assets of Plans may be eligible to purchase such Offered Certificates pursuant to Sections I and III of PTCE 95-60.

BECAUSE THE CHARACTERISTICS OF ANY RESIDUAL CERTIFICATE MAY NOT MEET THE REQUIREMENTS OF THE EXEMPTION DISCUSSED ABOVE OR ANY OTHER ISSUED EXEMPTION UNDER ERISA INCLUDING PTCE 83-1, THE PURCHASE AND HOLDING OF THE CLASS A-R CERTIFICATE BY A PLAN OR BY INDIVIDUAL RETIREMENT ACCOUNTS OR OTHER PLANS SUBJECT TO SECTION 4975 OF THE CODE MAY RESULT IN PROHIBITED TRANSACTIONS AND THE IMPOSITION OF EXCISE TAXES OR CIVIL PENALTIES.  CONSEQUENTLY, THE ACQUISITION AND TRANSFER OF THE CLASS A-R CERTIFICATE WILL NOT BE REGISTERED BY THE SECURITIES ADMINISTRATOR UNLESS THE SECURITIES ADMINISTRATOR ON BEHALF OF THE TRUSTEE RECEIVES:

•

a representation from the transferee of any residual certificate to the effect that the transferee is not an employee benefit plan subject to section 406 of ERISA or a plan or arrangement subject to section 4975 of the Code, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement to effect such transfer;

•

a representation that the transferee is an insurance company which is purchasing any residual certificate with funds contained in an “insurance company general account” (as such term is defined in Section V(e) of PTCE 95-60) and that the purchase and holding of such residual certificate satisfy the requirements for exemptive relief under Sections I and III of PTCE 95-60; or

•

an opinion of counsel satisfactory to the Trustee and the certificate registrar to the effect that the proposed transfer will not (i) constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or (ii) subject the certificate registrar, the Trustee, the Depositor, the Master Servicer, any Servicer or the Securities Administrator to any obligation in addition to those undertaken by them in the Pooling and Servicing Agreement.

Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA and the Code, the applicability of the exemption described above and PTCE 83-1 described in the prospectus, and the potential consequences in their specific circumstances prior to making an investment in the Offered Certificates.  Moreover, each Plan fiduciary should determine whether under the general fiduciary standards of investment prudence and diversification, an investment in the Offered Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

The sale of Offered Certificates to a Plan is in no respect a representation by the Issuing Entity or the Underwriter of the certificates that this investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that this investment is appropriate for Plans generally or any particular Plan..

LEGAL MATTERS

The validity of the Certificates will be passed upon for the Depositor by McKee Nelson LLP, New York, New York.  Certain tax matters will be passed upon for the Depositor by McKee Nelson LLP.  McKee Nelson LLP will act as counsel for the Underwriter.

RATINGS

It is a condition of the issuance of the Certificates that they be rated as set forth in the related prospectus supplement by each of the Rating Agencies, as applicable.

The ratings assigned to mortgage pass through certificates address the likelihood of the receipt of all payments on the mortgage loans by the related certificateholders under the agreements pursuant to which such certificates are issued.  Such ratings take into consideration the credit quality of the related mortgage pool, including any credit support providers, structural and legal aspects associated with such certificates, and the extent to which the payment stream on the mortgage pool is adequate to make the payments required by such certificates.  Ratings on such certificates do not, however, constitute a statement regarding frequency of prepayments of the Mortgage Loans.

The rating assigned by the Rating Agencies to a residual certificate only addresses the return of its Class Principal Amount and interest thereon at the stated rate.

The ratings assigned to the Offered Certificates should be evaluated independently from similar ratings on other types of securities.  A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the Rating Agencies.

The Depositor has not requested a rating of the Offered Certificates by any rating agency other than the Rating Agencies; there can be no assurance, however, as to whether any other rating agency will rate the Offered Certificates or, if it does, what rating would be assigned by such other rating agency.  The rating assigned by such other rating agency to the Offered Certificates could be lower than the respective ratings assigned by the Rating Agencies.

LEGAL INVESTMENT

The Depositor makes no representations as to the proper characterization of any class of the Offered Certificates for legal investment or other purposes, or as to the ability of particular investors to purchase any class of the Offered Certificates under applicable legal investment restrictions.  These uncertainties may adversely affect the liquidity of any class of Offered Certificates.  Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their legal advisors in determining whether and to what extent any class of the Offered Certificates constitutes a legal investment or is subject to investment, capital or other restrictions.

See “Legal Investment” in the prospectus.

GLOSSARY OF DEFINED TERMS

Accrual Period

With respect to any Distribution Date and certain classes of Certificates, the calendar month immediately preceding the month in which the related Distribution Date occurs.  With respect to any Distribution Date and certain other classes of Certificates, either (i) the period from and including the 25th day of the month immediately preceding the month in which the related Distribution Date occurs to the 24th day of the month of such Distribution Date or (ii) the period from and including the Distribution Date in the month immediately preceding the month in which the related Distribution Date occurs to the day immediately preceding such Distribution Date.

Aggregate Pool	As specified in the related prospectus supplement
Aggregate Pool Certificates	Any Aggregate Pool Senior Certificates and Aggregate Pool Subordinate Certificates.
Aggregate Pool Cut-off Date Balance	With respect to an Aggregate Pool, the aggregate Stated Principal Balance of the related Aggregate Pool Mortgage Loans as of the Cut-off Date.
Aggregate Pool Mortgage Loans	With respect to an Aggregate Pool, the Mortgage Loans in such Aggregate Pool.
Aggregate Pool Senior Certificates	With respect to an Aggregate Pool, the Senior Certificates related to such Aggregate Pool.
Aggregate Pool Step-Down Test	As specified in the related prospectus supplement.
Aggregate Pool Subordinate Certificates	With respect to an Aggregate Pool, the Subordinate Certificates related to such Aggregate Pool.
Aggregate Pool Subordinate Percentage

For an Aggregate Pool on any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate Class Principal Amount of the related Aggregate Pool Subordinate Certificates immediately prior to that date, and the denominator of which is the Pool Balance for such Aggregate Pool (other than the Class PO Fraction of the Class PO Mortgage Components) and such Distribution Date.

Aggregate Pool Subordinate Principal Distribution Amount	With respect to any Distribution Date and Aggregate Pool, the sum of the Subordinate Principal Distribution Amounts for each Mortgage Pool in such Aggregate Pool for such Distribution Date.
American Home	American Home Mortgage Corp.
American Home Mortgage Loans	The Mortgage Loans included in the Issuing Entity that were originated or acquired by American Home.
Applicable Credit Support Percentage

For each class of Subordinate Certificates and any Distribution Date, the sum of the Class Subordination Percentage of that class and the aggregate Class Subordination Percentage of all other related classes of Subordinate Certificates having higher numerical class designations than that class.

Apportioned Principal Balance

With respect to any class of Aggregate Pool Subordinate Certificates for any Distribution Date, the Class Principal Amount of that class immediately prior to that Distribution Date multiplied by a fraction, the numerator of which is the applicable Subgroup Subordinate Amount or Pool Subordinate Amount, as applicable, for that date and the denominator of which is the sum of the Subgroup Subordinate Amounts and Pool Subordinate Amounts (in the aggregate) in such Aggregate Pool.

Assignment Agreements	The assignment, assumption and recognition agreements each among the Depositor, the Seller, the Master Servicer and the Trustee, on behalf of the Issuing Entity.
Available Distribution Amount	With respect to each Pool and any Distribution Date (as more fully described in the Pooling and Servicing Agreement), generally, the sum of following amounts:

(1)  all scheduled installments of interest (net of the Servicing Fees) and principal collected on the related Mortgage Loans and due during the related Due Period, together with any Monthly Advances in respect thereof;

(2) related Insurance Proceeds;

(3)  (a) related Liquidation Proceeds received during the month preceding the month of such Distribution Date, to the extent payable and (b) any Subsequent Recoveries received during the month preceding the month of such Distribution Date with respect to the related Mortgage Loans;

(4)  all partial or full prepayments of principal, together with any accrued interest thereon on the related Mortgage Loans during the related Prepayment Period plus any amounts received from the Master Servicer or the Servicers in respect of Prepayment Interest Shortfalls on such Mortgage Loans; and

(5)  amounts received with respect to such Distribution Date as the purchase price or a price adjustment in respect of a Defective Mortgage Loan in such Pool purchased or replaced by an Originator or the Seller as of such Distribution Date as a result of a breach of a representation or warranty or a document defect;

minus:

•

with respect to the Mortgage Loans in that Pool (or, if not related to the Pool, that Pool’s pro rata share of), all charges and other amounts payable or reimbursable to the Master Servicer, the Securities Administrator and the Trustee under the Pooling and Servicing Agreement or to the related Servicers under the applicable Servicing Agreements;

•

in the case of paragraphs (2) through (5) above, any related unreimbursed expenses incurred in connection with a liquidation or foreclosure and any related unreimbursed Monthly Advances or servicing advances due to the Master Servicer or the Servicers;

• any related unreimbursed Monthly Advances or servicing advances determined to be nonrecoverable; and
• in the case of paragraphs (1) through (4) above, any related amounts collected which are determined to be attributable to a subsequent Due Period or Prepayment Period.
The Available Distribution Amount with respect to each Subgroup and any Distribution Date will equal the portion of the Available Distribution Amount for the related Pool allocable to that Subgroup.
Bankruptcy Loss Coverage Amount

With respect to Aggregate Pool Subordinate Certificates and the Segregated Pool Subordinate Certificates, an initial amount specified in the related prospectus supplement, as reduced, from time to time, by the amount of Bankruptcy Losses allocated to the related Certificates.

Bankruptcy Losses	Realized Losses that are incurred as a result of Debt Service Reductions and Deficient Valuations.
Basis Risk Shortfall Carryover Amount	As specified in the related prospectus supplement.
Beneficial Owner	A person acquiring an interest in a Book-Entry Certificate.
Book-Entry Certificates	Any class of Certificates issued, maintained and transferred on the book-entry records of DTC and its Participants.
Business Day

Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the City of New York, New York, the States of Maryland or Minnesota or the city in which the Corporate Trust Office of the Trustee is located are authorized or obligated by law or executive order to be closed.

Certificate	Any Certificate issued under the Pooling and Servicing Agreement.
Certificate Group	The Senior Certificates that relate to a Mortgage Pool.
Certificate Interest Rate	The rate at which interest accrues on a class of Certificates as set forth in the prospectus supplement.
Certificate Principal Amount

With respect to any Certificate (other than an Interest-Only Certificate) the related Certificate Principal Amount as of the Closing Date as reduced by all amounts previously distributed on that Certificate in respect of principal and the principal portion of any Realized Losses (including Excess Losses) previously allocated to that Certificate; provided, however, that the Certificate Principal Amount of each class of Certificates (other than the Interest-Only Certificates) to which Realized Losses have been allocated shall be increased, sequentially in the order of payment priority, by the amount of Subsequent Recoveries on the Mortgage Components in a Subgroup distributed as principal to any related class of Certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Certificate Principal Amount of such class of Certificates.  The Certificate Principal Amount of a class of Aggregate Pool Subordinate Certificates may be additionally reduced by allocation of any related Subordinate Certificate Writedown Amount.

Certificateholder	The holder of a Certificate.
CHF	Chase Home Finance LLC.
Class Notional Amount	The notional amount applicable to any class of Interest-Only Certificates.
Class PO Fraction

With respect to each Class PO Mortgage Component or Class PO Mortgage Loan, the fractional interest in such Mortgage Component or Mortgage Loan, as applicable, that the related Principal-Only Certificates, if any, are entitled to receive.

Class PO Mortgage Component or Class PO Mortgage Loan

With respect to any Mortgage Pool specified in the related prospectus supplement, the Mortgage Components or Mortgage Loans, as applicable, in that Mortgage Pool that have Net Mortgage Rates less than a rate specified in the prospectus supplement.

Class Principal Amount	For each class of Certificates, the aggregate Certificate Principal Amounts of the Certificates of that class.
Class Subordination Percentage

For any Distribution Date and each class of Subordinate Certificates, a fraction (expressed as a percentage), the numerator of which is the Class Principal Amount of that class immediately before that Distribution Date and the denominator of which (a) in the case of Aggregate Pool Subordinate Certificates, is the aggregate Class Principal Amount of all related Aggregate Pool Certificates and (b) in the case of the Segregated Pool Subordinate Certificates, is the aggregate Class Principal Amount of all Segregated Pool Certificates, in each case immediately before that Distribution Date.

Closing Date	As specified in the related prospectus supplement.
Code	The Internal Revenue Code of 1986, as amended.
Credit Support Depletion Date	For the Senior Certificates, the date on which the aggregate Class Principal Amount of the related Subordinate Certificates has been reduced to zero.
Current Interest

For each class of Certificates (other than the Principal-Only Certificates) on any Distribution Date, the amount of interest accrued during the related Accrual Period on the related Class Principal Amount or Class Notional Amount, as applicable, immediately prior to that Distribution Date at the applicable Certificate Interest Rate.

Custodial Account	With respect to each Servicer, an account or accounts for the collection of payments on the Mortgage Loans which will be separate from such Servicer’s other assets.
Custodians	Each of JPMorgan Chase Bank, National Association and The Bank of New York Trust Company, N.A..
Cut-off Date	As specified in the term sheet.
Debt Service Reduction	With respect to any mortgage loan, a reduction in its scheduled monthly payment by a court of competent jurisdiction in a proceeding under the United States Bankruptcy Code.
Deficient Valuation

A proceeding under the United States Bankruptcy Code whereby the court may establish the value of the mortgaged property at an amount less than the related outstanding principal balance of the mortgage loan secured by the mortgaged property or may reduce the outstanding principal balance of a mortgage loan.  In the case of a reduction in the value of the related mortgaged property, the amount of the secured debt could be reduced to that value, and the holder of the mortgage loan thus would become an unsecured creditor to the extent that the outstanding principal balance of the mortgage loan exceeds the value assigned to the mortgage loan by the bankruptcy court.

Defective Mortgage Loan

Any Mortgage Loan as to which there exists deficient documentation or as to which there has been an uncured breach of any such representation or warranty relating to the characteristics of the Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interests of the Certificateholders in such Mortgage Loan.

Definitive Certificate	A Certificate held in physical form.
Deleted Mortgage Loan	A Defective Mortgage Loan that has been removed from the Issuing Entity and replaced with a Replacement Mortgage Loan.
Depositor	J.P. Morgan Acceptance Corporation I.
Determination Date	The determination date specified in the related Servicing Agreement.
Distribution Account	An account established by the Securities Administrator on or prior to the Closing Date, which will be maintained with the Securities Administrator in trust for the benefit of the Certificateholders.
Distribution Date	The 25th day of each month, or if such day is not a Business Day, on the first Business Day thereafter, commencing on the date specified in the related prospectus supplement.
DTC	The Depository Trust Company.
Due Date

For a Mortgage Loan, the date specified in the related Mortgage Note on which the monthly scheduled payment of interest and principal (or interest only during the applicable interest-only period, if any, following origination) is due, which is the first day of the calendar month in the case of the Mortgage Loans.

Due Period

With respect to a Mortgage Loan and any Distribution Date, the period beginning on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.
Excess Losses

Special Hazard Losses in excess of the applicable Special Hazard Loss Coverage Amount, Bankruptcy Losses in excess of the applicable Bankruptcy Loss Coverage Amount and Fraud Losses in excess of the applicable Fraud Loss Coverage Amount.

Exemption	An administrative prohibited transaction exemption granted to the Underwriter by the U.S. Department of Labor, which permits the acquisition, holding and sale by Plans of the Certificates.
Final Scheduled Distribution Date	As specified in the related prospectus supplement.
Financial Intermediary	A brokerage firm, bank, thrift institution or other financial intermediary that maintains a Beneficial Owner’s account.
Fitch	Fitch Ratings.
Fraud Loss Coverage Amount

With respect to Aggregate Pool Subordinate Certificates and the Segregated Pool Subordinate Certificates, a related initial amounts, as specified in the related prospectus supplement, as reduced on the fifth anniversary of the Cut-off Date to zero and on the first, second, third and fourth anniversaries of the Cut-off Date as specified in the related prospectus supplement.

Fraud Losses	Realized Losses by reason of a default arising from fraud, dishonesty or misrepresentation.
Insurance Proceeds

Collectively, all proceeds of any primary mortgage guaranty insurance policies or any other insurance policies with respect to the related Mortgage Loans, to the extent such proceeds are not applied to the restoration or repair of the related mortgaged property or released to the related mortgagor in accordance with the Servicer’s normal servicing procedures.

Interest Distribution Amount	With respect to each class of Certificates and any Distribution Date, the Current Interest for that class on that Distribution Date as reduced by such class’ share of Net Interest Shortfalls.
Interest-Only Certificates	The Certificates which are not entitled to distributions in respect of principal.
Interest Shortfall

With respect to any class of Certificates and any Distribution Date, (i) the amount by which the Interest Distribution Amount for such class on such Distribution Date and all prior Distribution Dates exceeds (ii) amounts distributed in respect thereof to such class on prior Distribution Dates.

Interest Transfer Amount

With respect to any Undercollateralized Group and any Distribution Date, one month’s interest on the applicable Principal Transfer Amount at the interest rate specified in the prospectus supplement, plus any shortfall of interest on the Senior Certificates of the applicable Undercollateralized Group from prior Distribution Dates.

Issuing Entity

The issuing entity created pursuant to the Pooling and Servicing Agreement, consisting primarily of those assets set forth in the fifth paragraph under the heading “Description of the Certificates—General.”

JPMCB	JPMorgan Chase Bank, National Association.
JPMCB Servicing Agreement	The servicing agreements related to the Mortgage Loans serviced by JPMCB, but not originated by the Chase Originators, among JPMCB, the Seller and CHF.
LIBOR	The London Interbank Offered Rate for one-month United States dollar deposits as quoted on Telerate Page 3750 as of 11:00 A.M., London time on the LIBOR Determination Date.
LIBOR Business Day	Any day other than a Saturday or a Sunday or a day on which banking institutions in the State of New York or in the city of London, England are required or authorized by law to be closed.
LIBOR Certificates	The Certificates, if any, that have Certificate Interest Rates that adjust based on LIBOR.
LIBOR Determination Date	The second LIBOR business day prior to the first day of the related Accrual Period.
Liquidated Mortgage Loan

Generally, a defaulted Mortgage Loan as to which the Mortgage Loan or related REO Property has been disposed of and all amounts expected to be recovered in respect of that Mortgage Loan have been received by the related Servicer.  Any Mortgage Component related to a Liquidated Mortgage Loan will be a Liquidated Mortgage Loan.

Liquidation Proceeds	All amounts received and retained in connection with the liquidation of defaulted Mortgage Loans, by foreclosure or otherwise, to the extent payable.
Loan-to-Value Ratio

For a Mortgage Loan at any given time, a fraction, expressed as a percentage, the numerator of which is the principal balance of the related Mortgage Loan at the date of determination and the denominator of which is (a) in the case of a Mortgage Loan financing the acquisition of the Mortgaged Property, the lesser of the selling price of the Mortgaged Property and its appraised value determined in an appraisal obtained by the related Originator at origination of such Mortgage Loan; provided however, certain Mortgage Loans financing the acquisition of a Mortgaged Property in New York will be based solely on the appraised value, or (b) in the case of a refinancing, the appraised value of the Mortgaged Property at the time of such refinance.

Lower-Tier REMIC	Any REMIC formed pursuant to the Pooling and Servicing Agreement other than the Upper-Tier REMIC.
Master Servicer	Wells Fargo Bank, N.A.
Moody’s	Moody’s Investors Service, Inc.
Monthly Advance

With respect to any Mortgage Loan for which a Scheduled Payment due on a Due Date is not received by the related Determination Date, an amount equal to the scheduled payment of interest at the related Mortgage Rate (less the applicable Servicing Fee Rate) and scheduled principal payment on that Mortgage Loan, to the extent provided in the Pooling and the Servicing Agreement and the related Servicing Agreement.

Mortgage	The original instrument creating a first lien on a Mortgaged Property securing a Mortgage Loan.
Mortgage Component	The portions of the Mortgage Loans that comprise the Subgroups within a Pool.
Mortgage File

The Mortgage Note, the Mortgage with evidence of recording indicated thereon, an assignment in recordable form of the Mortgage, all recorded intervening assignments of the Mortgage and any modifications to such Mortgage Note and Mortgage (except for any such documents other than Mortgage Notes not available on the Closing Date, which will be delivered to the Trustee or the applicable Custodian as soon as the same is available to the Depositor).

Mortgage Loans	The conventional, fixed rate mortgage loans secured by first liens on the Mortgaged Properties included in the Issuing Entity as of the Closing Date.
Mortgage Note	The original promissory note (and any modification or amendment thereto) endorsed in blank without recourse relating to a Mortgage Loan.
Mortgage Pool	Any Pool or Subgroup.
Mortgage Rate

With respect to any Mortgage Loan, the annual rate of interest borne by the related Mortgage Note from time to time, as of the related Due Date.  Any Mortgage Component related to a Mortgage Loan will have the same Mortgage Rate as that Mortgage Loan.

Mortgaged Property

A one-to-four family residential property securing a Mortgage Loan, including, but not limited to, single family residences, two-to four family residences, three-to four family residences, condominiums, cooperative units and planned unit developments.

Net Interest Shortfall	With respect to any Distribution Date and any Pool, an amount equal to the sum of:
• any Net Prepayment Interest Shortfalls for that Pool and Distribution Date; and

•

Relief Act Reductions and the amount of interest that would otherwise have been received with respect to any Mortgage Loan in that Pool as a result of a Special Hazard Loss, Fraud Loss, Debt Service Reduction or Deficient Valuation, after the exhaustion of the respective amounts of coverage provided by the related Aggregate Pool Subordinate Certificates for those types of losses.

Net Mortgage Rate

As to any Mortgage Loan and any Distribution Date, the excess of the Mortgage Rate over any applicable Servicing Fee Rate, Securities Administrator Fee Rate and the rate at which any lender paid mortgage guaranty insurance premium accrues, as applicable.  Any Mortgage Component related to a Mortgage Loan will have the same Net Mortgage Rate as that Mortgage Loan.

Net Prepayment Interest Shortfalls

With respect to a Pool and any Distribution Date, the amount by which a Prepayment Interest Shortfall for the related Prepayment Period exceeds the amount that the Master Servicer is obligated to remit pursuant to the Pooling and Servicing Agreement and/or each Servicer is obligated to remit pursuant to the applicable Purchase and Servicing Agreement, to cover such shortfall for such Due Period.

Originators	Collectively, each of American Home, the Chase Originators or any other entity so specified in the related prospectus supplement.
Overcollateralized Group	With respect to an Aggregate Pool, when there is an Undercollateralized Group in such Aggregate Pool, any Certificate Group in such Aggregate Pool that is not itself an Undercollateralized Group.
Participant	A participating firm that acts as agent for a Financial Intermediary.
Percentage Interest

For a Certificate, either (x) a fraction, expressed as a percentage, the numerator of which is that Certificate’s Certificate Principal Amount and the denominator of which is the applicable Class Principal Amount, or (y) the percentage stated on the face of that Certificate.

Plans

Certain employee benefit plans and other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which plans, accounts or arrangements are invested.

Pool	Any Mortgage Pool, other than an Aggregate Pool, comprised of Mortgage Loans.
Pool Balance

For an Aggregate Pool or any Pool, as applicable, on any Distribution Date, the aggregate of the Stated Principal Balances of all the Mortgage Loans in such Aggregate Pool or such Pool, as applicable, outstanding on the Due Date of the month preceding the month of that Distribution Date.

Pool Subordinate Amount

For any Distribution Date, the excess of the Stated Principal Balance of the Mortgage Loans (less the applicable Class PO Fraction of any related Class PO Mortgage Loans) in a Pool as of the first day of the month preceding the month in which such Distribution Date occurs, minus the Class Principal Amount of the related Senior Certificates immediately before such Distribution Date.

Pooling and Servicing Agreement	The pooling and servicing agreement among the Depositor, the Master Servicer, the Securities Administrator and the Trustee relating to the Certificates.
Prepayment Interest Shortfall

With respect to a Mortgage Loan as to which a voluntary prepayment has been made, the amount by which one month’s interest at the applicable Net Mortgage Rate on that Mortgage Loan exceeds the amount of interest actually received in connection with such prepayment.

Principal-Only Certificates	Certain Certificates that are not entitled to payments in respect of interest and receive a fractional interest of principal on all mortgage loans in the related mortgage pool.
Prepayment Period	The calendar month immediately preceding the Distribution Date.
Principal Transfer Amount

With respect to any Distribution Date and any Undercollateralized Group, the excess of the aggregate Class Principal Amount of the Senior Certificates (other than the Principal-Only Certificates) related to that Undercollateralized Group over the aggregate Stated Principal Balance of the Mortgage Components or Mortgage Loans, as applicable, in that Mortgage Pool (less the applicable Class PO Fraction of each Class PO Mortgage Component or Class PO Mortgage Loan, as applicable, in that Mortgage Pool).

PTCE	Prohibited Transaction Class Exemption.
Purchase and Servicing Agreements	The underlying mortgage loan purchase and servicing agreements with respect to the Mortgage Loans originally entered into between the Seller and the related Originator.
Quicken	Quicken Loans, Inc.
Realized Loss

With respect to a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of that Mortgage Loan plus all accrued and unpaid interest thereon and any related expenses exceeds the amount of Liquidation Proceeds applied to the principal balance of that Mortgage Loan.  With respect to a Mortgage Loan subject to a Deficient Valuation, the excess of the principal balance of that Mortgage Loan over the principal amount as reduced in connection with the proceedings resulting in a Deficient Valuation.  With respect to a Mortgage Loan subject to a Debt Service Reduction, the present value of all monthly Debt Service Reductions, discounted monthly at the applicable Mortgage Rate.

Reconstitution Agreement

Any agreement, other than an Assignment Agreement, pursuant to which an Originator represents that the representations and warranties relating to the origination of the related Mortgage Loans are true and correct as of the Closing Date.

Record Date

With respect to any Distribution Date and certain classes of Certificates, the last Business Day of the month preceding the month of that Distribution Date.  With respect to any Distribution Date and certain other classes of Certificates, the Business Day immediately preceding such Distribution Date.

Regular Certificates	The Certificates, other than any residual certificates.
Relief Act	The Servicemembers Civil Relief Act or any similar state law.
Relief Act Reductions

The amount of interest that would otherwise have been received with respect to any Mortgage Loan in such Mortgage Pool which was subject to a reduction in the amount of interest collectible as a result of application of a Relief Act.

Replacement Mortgage Loan	One or more mortgage loans with similar characteristics to a Deleted Mortgage Loan which is placed in the Issuing Entity to replace a Deleted Mortgage Loan.
Rules	The rules, regulations and procedures creating and affecting DTC and its operations.
S&P	Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.
Scheduled Payment

With respect to a Mortgage Loan, the scheduled monthly payment on a Mortgage Loan on any Due Date allocable to principal or interest which, unless otherwise specified in the related Purchase and Servicing Agreement, will give effect to any related Debt Service Reduction and any related Deficient Valuation that is ordered by a court in bankruptcy and that has the effect of reducing the monthly payment due on such Mortgage Loan.  With respect to any Mortgage Component, the portion of the Scheduled Payment on the related Mortgage Loan allocable to that Mortgage Component.

SEC	The Securities and Exchange Commission.
Securities Administrator	Wells Fargo Bank, N.A.
Securities Administrator Fee	One or both of a portion of investment earnings on amounts on deposit in the Distribution Account or a percentage each month of the then-outstanding principal balance of the Mortgage Loans.
Securities Administrator Fee Rate	A per annum rate specified in the related prospectus supplement.
Segregated Pool	The Mortgage Pool consisting of the Segregated Pool Mortgage Loans.
Segregated Pool Certificates	The Segregated Pool Senior Certificates, together with the Segregated Pool Subordinate Certificates.
Segregated Pool Cut-off Date Balance	The principal balance of the Segregated Pool Mortgage Loans as of the Cut-off Date.
Segregated Pool Mortgage Loans	The Mortgage Loans included in the Segregated Pool.
Segregated Pool Original Subordinate Class Principal Amount	The aggregate Class Principal Amount of the Segregated Pool Subordinate Certificates as of the Closing Date.
Segregated Pool Senior Certificates	As specified in the term sheet.
Segregated Pool Step-Down Test	As specified in the related prospectus supplement.
Segregated Pool Subordinate Certificates or Segregated Pool Subordinate Classes	The Segregated Pool Certificates not rated in the highest rating category by a Rating Agency.
Seller	J.P. Morgan Mortgage Acquisition Corp.
Senior Certificates	Any Certificate rated in the highest rating category by a Rating Agency.
Senior Percentage

For each Distribution Date and each Mortgage Pool, the percentage equivalent of a fraction, the numerator of which is the aggregate Class Principal Amount of the class or classes of Senior Certificates of the related Certificate Group immediately prior to such Distribution Date, and the denominator of which is the aggregate Stated Principal Balance of all Mortgage Components in the related Mortgage Pool and for such Distribution Date (less the applicable Class PO Fraction of each Class PO Mortgage Component or Class PO Mortgage Loan, as applicable, in that Mortgage Pool).

Senior Prepayment Percentage	As specified in the related prospectus supplement.
Senior Principal Distribution Amount	For a Certificate Group and for each Distribution Date, the sum of the following amounts (exclusive of the portion attributable to the related Principal-Only Certificates, if any):

(1)

the product of (a) the related Senior Percentage and (b) the principal portion of each Scheduled Payment on each Mortgage Component or Mortgage Loan, as applicable, in the related Mortgage Pool due during the related Due Period;

(2)

the product of (a) the related Senior Prepayment Percentage and (b) each of the following amounts: (i) the principal portion of each full and partial principal prepayment made by a borrower on a Mortgage Loan or a Mortgage Component, as applicable, in the related Mortgage Pool during the related Prepayment Period; (ii) each other unscheduled collection, including Insurance Proceeds and net Liquidation Proceeds (other than with respect to any Mortgage Component or Mortgage Loan, as applicable, in the related Mortgage Pool that was finally liquidated during the related Prepayment Period) representing or allocable to recoveries of principal of the related Mortgage Components received during the related Prepayment Period, including any Subsequent Recoveries on the related Mortgage Component or Mortgage Loan, as applicable; and (iii) the principal portion of the purchase price of each Mortgage Component or Mortgage Loan, as applicable, purchased by the applicable Originator or any other person pursuant to the applicable Purchase and Servicing Agreement, as modified by the related Assignment Agreement or Reconstitution Agreement or, if applicable, the Seller pursuant to the Pooling and Servicing Agreement, due to a defect in documentation or a material breach of a representation and warranty, or, in the case of a permitted substitution of a Defective Mortgage Loan in the related Mortgage Pool, the amount representing any principal adjustment in connection with any such replaced Mortgage Component or Mortgage Loan, as applicable, in the related Mortgage Pool with respect to the related Prepayment Period;

(3)

with respect to unscheduled recoveries allocable to principal of any Mortgage Component or Mortgage Loan, as applicable, in the related Mortgage Pool that was finally liquidated during the related Prepayment Period, the lesser of (a) the related Senior Prepayment Percentage of the net Liquidation Proceeds allocable to principal and (b) the product of (i) the related Senior Percentage for that date and (ii) the related remaining Stated Principal Balance of the related Mortgage Component or Mortgage Loan, as applicable, at the time of liquidation; and

(4) any amounts described in clauses (1) through (3) above that remain unpaid with respect to such Certificate Group from prior Distribution Dates.
Servicer	JPMCB and any other entity specified in the related prospectus supplement.
Servicer Remittance Date	Generally, the 18th day of each calendar month (or, if the 18th is not a Business Day, either on the immediately preceding Business Day or on the immediately succeeding Business Day).
Servicing Agreements	Collectively, the Purchase and Servicing Agreements, as may be modified by the related Assignment Agreement, and the JPMCB Servicing Agreement.
Servicing Fee

With respect to each Servicer and each Mortgage Loan serviced by it, an amount equal to 1/12 of the product of (1) the principal balance of such Mortgage Loans as of the first day of the related Due Period and (2) the Servicing Fee Rate with respect to such Mortgage Loan.

Servicing Fee Rate	With respect to any servicer a per annum rate specified in the related prospectus supplement for each of the Mortgage Loans that are serviced by such Servicer.
SMMEA	The Secondary Mortgage Market Enhancement Act of 1984
Special Hazard Loss Coverage Amount

With respect to Aggregate Pool Subordinate Certificates and Segregated Pool Subordinate Certificates, an initial amount specified in the related prospectus supplement, as reduced, from time to time, by amount equal to on any Distribution Date to the lesser of:

•

the related Special Hazard Loss Coverage Amount as of the Closing Date less the amount, if any, of Special Hazard Losses in such Aggregate Pool or Segregated Pool, as applicable, incurred since the Closing Date, or

• the greatest of
• 1% of the aggregate of the principal balances of the Mortgage Loans in such Aggregate Pool or Segregated Pool, as applicable,
• twice the principal balance of the largest Mortgage Loan in such Aggregate Pool or Segregated Pool, as applicable, and

•

the aggregate principal balances of the Mortgage Loans in such Aggregate Pool or Segregated Pool, as applicable, secured by Mortgaged Properties located in the single California postal zip code area having the highest aggregate principal balance of any zip code area.

All principal balances for the purpose of this definition will be calculated as of the first day of the month before the month in which the Distribution Date occurs after giving effect to scheduled installments of principal and interest on the Mortgage Loans then due, whether or not paid.

Special Hazard Losses	Realized Losses in respect of Special Hazard Mortgage Loans.
Special Hazard Mortgage Loan	A Liquidated Mortgage Loan as to which the ability to recover the full amount due thereunder was substantially impaired by a hazard not insured against under a standard hazard insurance policy.
Stated Principal Balance

For (a) any Mortgage Loan at any Due Date, the unpaid principal balance of such Mortgage Loan as of such Due Date as specified in the amortization schedule at the time relating thereto (before any adjustment to such amortization schedule by reason of any moratorium or similar waiver or grace period) after giving effect to any previous principal prepayments and Liquidation Proceeds allocable to principal and to the payment of principal due on such Due Date and irrespective of any delinquency in payment by the related mortgagor and (b) any Mortgage Component at any Due Date, the portion of the Stated Principal Balance of the related Mortgage Loan allocable to that component for that Due Date.

Stepdown Percentage	As specified in the related prospectus supplement.
Subgroup	Any Mortgage Pool comprised of Mortgage Components.
Subgroup Subordinate Amount

With respect to any Subgroup and Distribution Date, the excess of the Stated Principal Balance of the Mortgage Components or Mortgage Loans, as applicable, of that Mortgage Pool (less the applicable Class PO Fraction of any related Class PO Mortgage Component or Class PO Mortgage Loan, as applicable)  as of the first day of the month preceding the month in which such Distribution Date occurs over the sum of the aggregate Class Principal Amounts of the Senior Certificates (other than any Principal-Only Certificates) related to that Subgroup.

Subordinate Certificate Writedown Amount

With respect to an Aggregate Pool, the amount, if any, by which the aggregate Class Principal Amount of all related Aggregate Pool Certificates on any Distribution Date (after giving effect to distributions of principal and allocation of Realized Losses on that date) exceeds the Pool Balance for such Aggregate Pool for the following Distribution Date.

With respect to the Segregated Pool, the amount, if any, by which the aggregate Class Principal Amount of all the Segregated Pool Certificates on any Distribution Date (after giving effect to distributions of principal and allocation of Realized Losses on that date) exceeds the Pool Balance for the Segregated Pool for the following Distribution Date.

Subordinate Certificates	The Aggregate Pool Subordinate Certificates and the Segregated Pool Subordinate Certificates.
Subordinate Class Percentage

For each class of Subordinate Certificates and for each Distribution Date, the percentage obtained by dividing the Class Principal Amount of such class immediately prior to such Distribution Date by the aggregate Class Principal Amount of all related classes of Subordinate Certificates immediately prior to such date.

Subordinate Percentage	With respect to each Mortgage Pool and any Distribution Date, the difference between 100% and the related Senior Percentage for such Mortgage Pool on such Distribution Date.
Subordinate Prepayment Percentage	For any Distribution Date and for any Mortgage Pool, the difference between 100% and the related Senior Prepayment Percentage for such Distribution Date.
Subordinate Principal Distribution Amount

•

For the Subordinate Certificates and for each Distribution Date is equal to the sum of the following amounts with respect to each related Mortgage Pool (in each case exclusive of the amounts distributable to the related Principal-Only Certificates, if any):

(1)

the product of (a) the related Subordinate Percentage and (b) the principal portion of each related Scheduled Payment on each Mortgage Component or Mortgage Loan, as applicable, in the related Mortgage Pool due during the related Due Period;

(2)

the product of (a) the related Subordinate Prepayment Percentage and (b) each of the following amounts: (i) the principal portion of each full and partial principal prepayment made by a borrower on a Mortgage Component or Mortgage Loan, as applicable, in the related Mortgage Pool during the related Prepayment Period, (ii) each other unscheduled collection, including Insurance Proceeds and net Liquidation Proceeds (other than with respect to any Mortgage Component or Mortgage Loan, as applicable,  in the related Mortgage Pool that was finally liquidated during the related Prepayment Period), representing or allocable to recoveries of principal of the Mortgage Component or Mortgage Loan, as applicable, in the related Mortgage Pool received during the related Prepayment Period, including any Subsequent Recoveries on the related Mortgage Component or Mortgage Loan, as applicable; and (iii) the principal portion of the purchase price of each Mortgage Component or Mortgage Loan, as applicable, in the related Mortgage Pool that was purchased by the applicable Originator or any other person pursuant to the applicable Purchase and Servicing Agreement, as modified by the related Assignment Agreement or Reconstitution Agreement, or, if applicable, the Seller pursuant to the Pooling and Servicing Agreement, due to a defect in documentation or a material breach of a representation or warranty with respect to the related Mortgage Loan or Mortgage Loan, as applicable, in the case of a permitted substitution of a Defective Mortgage Loan in the related Mortgage Pool, the amount representing any principal adjustment in connection with any such replaced Mortgage Component or Mortgage Loan, as applicable, in the related Mortgage Pool with respect to such Distribution Date;

(3)

with respect to unscheduled recoveries allocable to principal of any Mortgage Component or Mortgage Loan, as applicable, in the related Mortgage Pool that was finally liquidated during the related Prepayment Period, the related net Liquidation Proceeds allocable to principal, to the extent not distributed pursuant to clause (3) of the definition of Senior Principal Distribution Amount; and

(4) any amounts described in clauses (1) through (3) for any previous Distribution Date that remain unpaid;
Minus the sum of:

(A)

if the aggregate Class Principal Amount of the Senior Certificates relating to a Mortgage Pool in an Aggregate Pool has been reduced to zero, principal paid from the related Available Distribution Amount from that Mortgage Pool to the remaining Senior Certificates relating to such other related Mortgage Pool, as described under “—Limited Cross-Collateralization”; and

(B)

the amounts paid from the Available Distribution Amount for any Mortgage Pool in an Aggregate Pool that is an Overcollateralized Group to the Senior Certificates relating to a Mortgage Pool in such Aggregate Pool that is an Undercollateralized Group, as described under “—Limited Cross-Collateralization.”

Subsequent Recoveries	Unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of the receipt of such recoveries.
Total Transfer Amount	An amount equal to the sum of the Interest Transfer Amount and the Principal Transfer Amount for the Undercollateralized Group.
Transfer Payments	Collectively, the Interest Transfer Amount and Principal Transfer Amount.
Telerate Page 3750	The display designated as page 3750 on the Bridge Telerate, or any other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks.
Trustee	U.S. Bank National Association.
Undercollateralized Group

With respect to an Aggregate Pool, any Certificate Group in such Aggregate Pool in which the aggregate Class Principal Amount of the related class or classes Senior Certificates (other than the related Principal-Only Certificates) is greater than the aggregate Stated Principal Balance of the Mortgage Components or Mortgage Loans, as applicable, of the related Mortgage Pool.

Underwriter	J.P. Morgan Securities Inc.
Upper-Tier REMIC	The upper-tier REMIC created pursuant to the Pooling and Servicing Agreement.

Fixed-Rate Mortgage Loan Program
Mortgage Pass-Through Certificates

(Issuable in Series)

J.P. Morgan Mortgage Acquisition Corp.
Sponsor and Seller

J.P. Morgan Acceptance Corporation I
Depositor

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SUPPLEMENTAL TERM SHEET

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JPMorgan

May 14, 2007